As filed with the Securities and Exchange Commission on June 20, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	7261 (Primary Standard Industrial Classification Code Number)	74-1488375 (I.R.S. Employer Identification Number)

Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141
(Address, including zip code, and telephone
number, including area code, of registrant’s
principal executive officer)	James M. Shelger, Esq.
Senior Vice President,
General Counsel and Secretary
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
(713) 522-5141
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
J. Eric Johnson Locke Liddell & Sapp LLP 3400 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002 (713) 226-1200

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this Form is a post-effective Amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed Maximum
Title of Each Class of	to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	Per Note(1)	Price(1)	Registration Fee(1)

6.75% Senior Notes due 2015	$200,000,000	100%	$200,000,000	$6,140

7.50% Senior Notes due 2027	$200,000,000	100%	$200,000,000	$6,140

(1)	Calculated in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per Note was assumed to be the stated principal amount of each original note that may be received by the Registrant in the exchange transaction in which the Notes will be offered.

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these Securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, JUNE 20, 2007
PROSPECTUS
Service Corporation International
Offer to Exchange
Registered 6.75% Senior Notes due 2015
Registered 7.50% Senior Notes due 2027
for
All Outstanding 6.75% Senior Notes due 2015 issued on April 9, 2007
All Outstanding 7.50% Senior Notes due 2027 issued on April 9, 2007
($400,000,000 aggregate principal amount outstanding)
       We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our outstanding 6.75% Senior Notes due 2015 issued on April 9, 2007 for our registered 6.75% Senior Notes due 2015, and all of our outstanding 7.50% Senior Notes due 2027 issued on April 9, 2007 for our registered 7.50% Senior Notes due 2027. In this prospectus, we will call the original 6.75% Senior Notes due 2015 the “Old 2015 Notes,” and we will call the original 7.50% Senior Notes due 2027 the “Old 2027 Notes.” The Old 2015 Notes and the Old 2027 Notes will collectively be referred to as the “Old Notes.” Additionally, in this prospectus, we will call the registered 6.75% Senior Notes due 2015 the “New 2015 Notes,” and we will call the registered 7.50% Senior Notes due 2027 the “New 2027 Notes.” The New 2015 Notes and the New 2027 Notes will collectively be referred to as the “New Notes.” The Old Notes and New Notes are collectively referred to in this prospectus as the “notes.” The Old 2015 Notes and the New 2015 notes are collectively referred to in this prospectus as the “2015 Notes.” The Old 2027 Notes and New 2027 Notes are collectively referred to as the “2027 Notes.”
The Exchange Offer

•	The exchange offer expires at 5:00 p.m., New York City time, on ● , 2007, unless extended.

•	The exchange offer is not conditioned upon a minimum aggregate principal amount of Old Notes being tendered.

•	All outstanding Old Notes validly tendered and not withdrawn will be exchanged.

•	The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

•	We will not receive any cash proceeds from the exchange offer.
The New Notes

•	The terms of the New Notes to be issued in the exchange offer are substantially identical to the Old Notes, except that we have registered the New Notes with the Securities and Exchange Commission. In addition, the New Notes will not be subject to certain transfer restrictions.

•	Interest on the New 2015 Notes will be paid at the rate of 6.75% per annum, semi-annually in arrears on April 1 and October 1, commencing October 1, 2007.

•	Interest on the New 2027 Notes will be paid at the rate of 7.50% per annum, semi-annually in arrears on April 1 and October 1, commencing October 1, 2007.

•	The New Notes will not be listed on any securities exchange or for quotation through any automated dealer quotation system.

      You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in the exchange offer.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”
The date of this prospectus is        ●       , 2007.

Page

Where You Can Find More Information	ii
Prospectus Summary	1
Risk Factors	12
Cautionary Statement Regarding Forward-Looking Statements	18
Use of Proceeds	20
Capitalization	20
Ratio of Earnings to Fixed Charges	21
The Exchange Offer	22
Description of the Notes	30
United States Federal Income Tax Consequences	43
ERISA Considerations	43
Book-Entry, Delivery and Form	45
Exchange Offer and Registration Rights	49
Plan of Distribution	50
Legal Matters	51
Experts	51
Opinion of Locke Liddell & Sapp LLP
Consent of PricewaterhouseCoopers LLP
Consent of KPMG LLP
Statement of Eligibility
Form of Letter to Holders of Old Notes
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery
Form of Letter to Registered Holders & Depository Participants
Form of Letter to Clients
Form of Exchange Agent Agreement

      Until        ●       , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.
      This prospectus incorporates important business and financial information about us that is not included in or delivered with the document. You may obtain this information, at no charge, by contacting us at the address or telephone number set forth below.
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act to register the notes offered by this prospectus. The registration statement contains additional information about us and the notes. We strongly encourage you to read carefully the registration statement and the exhibits and schedules thereto.
      You can obtain the additional information incorporated into this prospectus or otherwise included in the registration statement through our website at www.sci-corp.com or by requesting it in writing or by telephone from us at the following address:
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Attention: Secretary
Telephone No: (713) 522-5141
      To obtain timely delivery of any requested information, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before        ●       , 2007. See “Where You Can Find More Information” for more information about these matters.

i

WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Commission’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. For information on the operation of the Public Reference Room, you may call the Commission at 1-800-SEC-0330. The information we file with the Commission is also available to the public from the Commission’s website at http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005. In addition, you can obtain certain documents, including those filed with the Commission, through our website at www.sci-corp.com. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus.
      We “incorporate by reference” information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the Commission. This important information is not included in or delivered with this prospectus. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. The documents listed below and incorporated by reference into this prospectus contain important information about us and our financial condition:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Proxy Statement in connection with the 2007 Annual Meeting of Shareholders filed on April 6, 2007; and

•	Current Reports on Form 8-K or Form 8-K/A filed on February 12, 2007; March 27, 2007; March 30, 2007; April 10, 2007, May 8, 2007 and June 20, 2007.
      All documents filed by us with the Commission from the date of this prospectus until the completion of the exchange offer shall also be deemed to be incorporated herein by reference. We are not incorporating any documents or information deemed to have been furnished and not filed in accordance with the Commission’s rules and regulations.
      You may obtain all or any of the documents referred to above from us free of charge by requesting them in writing or by telephone from us at the following address:
Service Corporation International
1929 Allen Parkway
Houston, Texas 77019
Attention: Secretary
Telephone No.: (713) 522-5141
      To obtain timely delivery of any requested information, you must request the information no later than five business days before you make your investment decision. Please make any such requests on or before        ●       , 2007.
      We have not authorized anyone to give any information or make any representation that differs from, or adds to, the information in this document or in our documents that are publicly filed with the Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.
      If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this document, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.
      The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies.

ii

PROSPECTUS SUMMARY
      This summary highlights selected information appearing in other sections of, or incorporated by reference in, this prospectus. It is not complete and does not contain all the information that you should consider before exchanging Old Notes for New Notes. You should carefully read this prospectus and the documents incorporated by reference to understand fully the terms of the exchange offer, as well as the tax and other considerations that may be important to you. You should pay special attention to the “Risk Factors” section beginning on page 12 of this prospectus, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18 of this prospectus. You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document. For purposes of this prospectus, unless the context requires or as otherwise indicated, when we refer to “SCI,” the “Company,” “us,” “we,” “our,” or “ours,” we are describing Service Corporation International, together with its subsidiaries.
Our Business
      We are North America’s leading provider of deathcare products and services, with a network of funeral homes and cemeteries unequalled in geographic scale and reach. At March 31, 2007, we operated 1,570 funeral service locations and 447 cemeteries, (including 232 combination locations) in North America, which are geographically diversified across 45 states, eight Canadian provinces, the District of Columbia, and Puerto Rico. Our funeral segment also includes the operations of Kenyon International Emergency Services, a subsidiary that specializes in providing disaster management services in mass fatality incidents as well as training, planning, and crisis communications consulting services, and the operations of 13 funeral homes in Germany that we intend to exit when economic values and conditions are conducive to a sale.
      As part of our strategy to enhance our position as North America’s premier funeral and cemetery provider, we acquired Alderwoods Group, Inc. (“Alderwoods”) for $20.00 per share in cash in November 2006. The purchase price of $1.2 billion includes the refinancing of $357.7 million and the assumption of $2.2 million of Alderwoods’ debt. Alderwoods’ properties, which include 578 funeral service locations and 70 cemeteries (including 63 combination locations), have been substantially integrated into our operations at December 31, 2006. These properties are operated in the same manner as our incumbent properties, under our leadership, and are reported in the appropriate reporting segment (funeral or cemetery) in our consolidated financial statements.
      Our funeral service and cemetery operations consist of funeral service locations, cemeteries, funeral service/cemetery combination locations, crematoria and related businesses. We provide all professional services relating to funerals and cremations, including the use of funeral facilities and motor vehicles, and preparation and embalming services. Funeral related merchandise, including caskets, burial vaults, cremation receptacles, flowers and other ancillary products and services, is sold at funeral service locations. Our cemeteries provide cemetery property interment rights, including mausoleum spaces, lots, and lawn crypts, and sell cemetery related merchandise and services, including stone and bronze memorials, burial vaults, casket and cremation memorialization products, merchandise installations, and burial openings and closings. We also sell preneed funeral and cemetery preneed products and services whereby a customer contractually agrees to the terms of certain products and services to be delivered and performed in the future.
      Our operations in the United States and Canada are organized into 37 major markets and 45 middle markets (including eight Hispana markets). Each market is led by a market director with responsibility for funeral and/or cemetery operations and preneed sales. Within each market, the funeral homes and cemeteries share common resources such as personnel, preparation services, and vehicles. There are four market support centers in North America to assist market directors with financial, administrative, pricing, and human resource needs. These support centers are located in Houston, Miami, New York, and Los

Angeles. The primary functions of the support centers are to help facilitate the execution of corporate strategies, coordinate communication between the field and corporate offices, and serve as liaisons for the implementation of policies and procedures.
Our Competitive Strengths
      Industry leader. We believe that our estimated 14% North America share, based on 2005 industry revenues, is approximately five times that of our next largest North American competitor and more than twice that of the estimated 6% combined share of the remaining three publicly traded deathcare companies. We believe that our size provides us the benefits of standardized training, industry best practices and efficiencies of scale.
      Geographic reach. Our combined network allows us to serve a broad population base with more than 1,900 funeral and cemetery locations diversified over 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. We believe our scale differentiates us from our competition by allowing us to implement a national brand strategy and to pursue strategic affinity partnerships with national groups that can influence their members’ choice of deathcare provider. For example, our strategic affinity partnerships today include the Veterans of Foreign Wars and Ladies Auxiliary, whose combined membership exceeds two million. We believe that our extensive national network enhances purchasing scale and provides us with an advantage in selling preneed funeral and cemetery products and services by allowing us to offer our customers the ability to transfer their preneed contracts to any of the providers in our network.
      National brand. In 2000, SCI introduced the first coast-to-coast funeral service brand in North America, Dignity Memorial®. We believe that a national brand name is increasingly important as North American consumers continue to become more geographically mobile. We believe that consumers are less likely now than they have been historically to live in the same community as their parents and grandparents or to know a local funeral director. By building favorable associations with the Dignity Memorial® brand — through funeral services, advertising and community outreach programs — we strive to create an image of consistency, dependability and excellence that makes consumers more likely to choose our providers. The Alderwoods acquisition provides additional opportunities for us to expand the Dignity Memorial® brand. In addition, we are currently developing a second brand, Funeraria del Angeltm, to serve North America’s growing Hispanic population.
      Innovative offerings. Using our Dignity Memorial® brand, we augment our range of traditional products and services with more contemporary and comprehensive offerings. In addition to a wide range of funeral, memorial, burial and cremation options, we offer assistance with many of the legal and administrative details that burden customers at times of loss. We also offer grief counseling for survivors and a bereavement travel program, which obtains special rates on airfare, car rentals and hotel accommodations for family and friends traveling from out of town to attend services, and an internet memorialization. In addition, we offer packaged plans for funerals and cremations that are designed to simplify customer decision-making. Since our packaged plans were introduced in 2004, they have achieved consistently high customer satisfaction ratings.
      Reputation and service excellence. We believe that we have established a strong reputation for consistency and service excellence, which sets us apart from many of our competitors, serves as a key advantage to attracting customers and enhances our standing as an employer of choice within the industry. Continuing our commitment to excellence, in 2004 we established Dignity Universitytm, a virtual school for SCI employees at all levels. It offers a comprehensive curriculum of professional development and ethics training that is designed to help employees upgrade skills, advance their careers and implement ethical standards at every level of performance. We believe that the acquisition of Alderwoods will allow us to expand and build our reputation for service excellence.

Our Strategies for Growth
      In recent years, we have strengthened our balance sheet, lowered our cost structure, introduced more efficient systems and processes and strengthened our management team. We believe these improvements, together with our acquisition of Alderwoods, present us with significant opportunities to achieve future growth. Our principal strategies are as follows:
      Approach the business by customer preference. We believe customer attitudes and preferences are essential to our business. We are replacing the industry’s traditional one-size-fits-all service approach with a flexible operating and marketing strategy that categorizes customers according to personal needs and preferences. Using this new approach, we are tailoring our product and service offerings based on four variables:

•	quality and prestige,

•	religious and ethnic customs,

•	convenience and location, and

•	price.
      By identifying customers based on these variables, we can focus our resources on the most profitable customer categories and improve our marketing effectiveness. We continue to refine our pricing, product and marketing strategies to support this approach.
      Consistent with this strategy, we have begun to analyze existing business relationships to determine whether they align with our strategic goals. As a result, we made certain local business decisions to exit unprofitable business relationships and activities in 2005 and 2006, which resulted in an initial decrease in the number of total funeral services performed. However, we also experienced significant improvements in both average revenue per funeral service and gross margins. We expect these improvements to continue into the future as we redeploy resources to more profitable areas. We continue to analyze our existing operations, including those newly acquired in the Alderwoods acquisition, and may exit certain business relationships or activities that do not fit our customer segmentation strategy.
      Realign pricing to reflect current market environment. We, along with our competitors in the deathcare industry, have historically generated most of our profits from the sale of traditional products (including caskets, vaults, and markers), while placing less emphasis on the services involved in funeral and burial preparation. However, due to increased customer preference for comprehensive and personalized deathcare services, as well as increased competition from retail outlets (including on-line retailers) for the sale of traditional products, we have realigned our pricing strategy from product to service offerings in order to focus on services that are most valued by customers. Our initial results from the realignment strategy have been favorable based on increases in the overall average revenue per funeral service performed. We are currently evaluating the pricing of those locations acquired from Alderwoods and expect to make adjustments in the future to similarly align the pricing strategy for these locations as well.
      Drive operating discipline and take advantage of our scale. Although we have already made substantial improvements in our infrastructure, we believe we can continue to achieve operating improvements through centralization and standardization of processes for staffing, central care, fleet management and cemetery maintenance. The acquisition of Alderwoods provides further opportunities for synergies and operating efficiencies, which will allow us to utilize our scale and increase profitability. We are developing clear, yet flexible, operating standards that will be used as benchmarks for productivity in these areas. In conjunction with these standards, we will develop and track shared best practices to support higher productivity. We also intend to continue to capitalize on our nationwide network of properties by pursuing strategic affinity partnerships. Over the longer term, we believe these relationships can be important to potential customers in their funeral home selection process.
      Manage and grow the footprint. We are beginning to manage our network of business locations by positioning each business location to support the preferences of its local customer base while monitoring each market for changing demographics and competitive dynamics. We will primarily target customers who value quality and prestige or adhere to specific religious or ethnic customs. In addition, we expect to pursue selective business expansion through construction or targeted acquisitions of cemeteries and funeral homes with a focus on the highest return customer categories. In particular, we will focus cemetery expansion efforts on large cemeteries that are or may be combined with funeral home operations, which would allow facility, personnel, and equipment costs to be shared between the funeral service location and the cemetery.
Other Developments
      On March 23, 2007, we commenced cash tender offers to purchase any and all of the outstanding principal amount of our 6.50% Notes due 2008 and 7.70% Notes due 2009. At the end of the early participation period, we had received tenders from holders of approximately $149.1 million aggregate principal amount of our 6.50% Notes and approximately $173.8 million aggregate principal amount of our 7.70% Notes. We received additional tenders of approximately $0.7 million on both notes at the end of the offer period. The offers expired on April 20, 2007.

      SCI was incorporated in Texas in July of 1962. Our principal corporate offices are located at 1929 Allen Parkway, Houston, Texas 77019 and our telephone number is (713) 522-5141. Our website is http://www.sci-corp.com.

Summary of the Terms of the Exchange Offer

The Exchange Offer	We are offering to exchange up to $400,000,000 aggregate principal amount of the New Notes for up to $400,000,000 aggregate principal amount of the Old Notes. Old Notes may be exchanged only in $1,000 increments. New Notes will be issued only in minimum denominations of $1,000 and integral multiples of $1,000.

The terms of the New 2015 Notes are identical in all material respects to the Old 2015 Notes, and the terms of the New 2027 Notes are identical in all material respects to the Old 2027 Notes, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes. The New Notes and the Old Notes will be governed by the same indenture, dated February 1, 1993.

Registration Rights Agreement	We issued an aggregate of $400,000,000 of the Old Notes on April 9, 2007 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, J.P. Morgan Securities, Inc., Lehman Brothers Inc. and Raymond James & Associates, Inc., the initial purchasers, under a purchase agreement dated March 28, 2007. Pursuant to the purchase agreement, we and the initial purchasers entered into two separate registration rights agreements relating to the Old Notes, pursuant to which we agreed to use our best efforts to file and cause to be effective this exchange offer registration statement with the Commission with respect to a registered offer to exchange the Old Notes for the New Notes. We agreed to consummate the exchange offer on or before the date that is 210 days after the original issue date of the Old Notes. In the event we fail to fulfill our obligations under the registration rights agreements, additional interest would accrue on the Old Notes at an annual rate of 0.25% for the first 90 days, increasing by an additional 0.25% for each subsequent 90-day period up to a maximum additional annual rate of 1.00%. See “Exchange Offer and Registration Rights.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on ● , 2007, unless we extend the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Termination; Amendments.”

Conditions to the Exchange Offer	The exchange offer is not subject to any conditions other than that it does not violate applicable law or any applicable interpretation of the staff of the Commission.

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, sign and date the letter of transmittal that was delivered with this prospectus in accordance with the instructions, and deliver the letter of transmittal, along with the Old Notes and any other required documentation, to the exchange agent. Alternatively, you can tender your outstanding Old Notes by following the procedures for book-entry transfer, as described in this prospectus. By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

• the New Notes you receive will be acquired in the ordinary course of your business;
• you are not participating, and you have no arrangement with any person or entity to participate, in the distribution of the New Notes;
• you are not our “affiliate,” as defined in Rule 405 under the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
• if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such Old Notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.

Guaranteed Delivery Procedures	If you wish to tender your Old Notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under “The Exchange Offer — Procedures for Tendering Old Notes — Guaranteed Delivery.”

Effect of Not Tendering	Old Notes that are not tendered or that are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof.

Old 2015 Notes that are not tendered will bear interest at a rate of 6.75% per annum. Old 2027 Notes that are not tendered will bear interest at a rate of 7.50% per annum.

Withdrawal Rights	You may withdraw Old Notes that you tender pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in “The Exchange Offer — Withdrawal of Tenders” at any time prior to the expiration date.

Acceptance of Old Notes and Delivery of New Notes	We will accept for exchange any and all Old Notes that are properly tendered in the exchange offer prior to the expiration date. See “The Exchange Offer — Procedures for Tendering Old Notes.” The New Notes issued pursuant to the exchange offer will be delivered promptly following the expiration date.

Resale	We believe that you will be able to freely transfer the New Notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any New Notes.

Taxation	The exchange of Old Notes for New Notes will not be a taxable event for United States federal income tax purposes. See “United States Federal Income Tax Consequences.”

Broker-Dealers	Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See “Plan of Distribution.”

Exchange Agent and Information Agent	Global Bondholder Services Corporation is the exchange agent and the information agent for the exchange offer. The address and phone number of Global Bondholder Services Corporation are on the inside of the back cover of this prospectus.

Summary of Terms of New Notes

Issuer	Service Corporation International

New Notes	$200,000,000 aggregate principal amount of 6.75% Senior Notes due 2015 and $200,000,000 aggregate principal amount of 7.50% Senior Notes due 2027.

Maturity Dates	April 1, 2015 for the New 2015 Notes and April 1, 2027 for the New 2027 Notes.

Interest Rate	For the New 2015 Notes, 6.75% per annum, accruing from April 9, 2007. For the New 2025 Notes, 7.50% per annum, accruing from April 9, 2007.

Interest Payment Dates	April 1 and October 1, commencing on October 1, 2007

Ranking	The New Notes will be our general unsecured obligations and will rank equal in right of payment with all of our other unsubordinated indebtedness and senior in right of payment to any of our future subordinated indebtedness. The New Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness and to all indebtedness and other obligations of our subsidiaries, whether or not secured. As of March 31, 2007, we and our subsidiaries had approximately $1.9 billion of indebtedness (excluding the notes covered by this prospectus and letter of credit obligations), of which $129 million represents our senior secured indebtedness and the remainder represents our senior unsecured indebtedness. As of March 31, 2007, our subsidiaries had approximately $144 million of indebtedness (excluding guarantees of our indebtedness, letter of credit obligations and intercompany receivables).

Change of Control	Upon the occurrence of a change of control (as defined in “Description of the Notes ø Change of Control”), unless we have exercised our right to redeem all of the New Notes of a series as described below, each holder of the New Notes of that series may require us to repurchase such holder’s New Notes, in whole or in part, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date.

Optional Redemption	The New Notes will be redeemable in whole or in part, at our option at any time, at redemption prices as set forth in this prospectus under “Description of the Notes — Optional Redemption,” plus accrued and unpaid interest to the redemption date.

Restrictive Covenants	We will issue the New Notes under the same indenture under which the Old Notes were issued. The indenture contains covenants limiting the creation of liens securing indebtedness and sale-leaseback transactions. These covenants are subject to important exceptions. See “Risk Factors — Risks Related to Tendering Old Notes for New Notes — The New Notes lack subsidiary guarantees and some covenants typically found in other comparably rated debt securities,” and “Description of the Notes — Covenants” for more information.

Use of Proceeds	We will not receive any proceeds from the exchange of the New Notes for the outstanding Old Notes.

Governing Law	The New Notes will be, and the indenture is, governed by, and construed in accordance with, the laws of the State of Texas.

Trustee, Transfer Agent and Paying Agent	The Bank of New York Trust Company, N.A.

Book-Entry Depository	The Depository Trust Company
      You should read the “Risk Factors” section beginning on page 12, as well as the other cautionary statements throughout this prospectus, to ensure you understand the risks involved with the exchange of the New Notes for the outstanding Old Notes.

Summary Historical Financial Information
      The following table sets forth summary historical financial information for each of the years in the five-year period ended December 31, 2006 and the three months ended March 31, 2007 and 2006. The year-end information is derived from our audited consolidated financial statements and the related notes thereto. The quarterly information is derived from our unaudited condensed consolidated financial statements.
      The following table should be read together with our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) and our Quarterly Report on Form 10-Q for the three months ended March 31, 2007, each of which is incorporated by reference in this prospectus.

	Three Months
	Ended March 31,		Years Ended December 31,

	2007	2006	2006(1)	2005	2004	2003	2002

	(Dollars in millions, except per share amounts)
Summary Consolidated Statements of Operations Data:
Revenue	$607.6	$442.0	$1,747.3	$1,711.0	$1,825.7	$2,308.9	$2,289.0
Income (loss) from continuing operations before cumulative effect of accounting changes	34.7	26.8	52.6	55.1	117.4	69.1	(91.5)
Income (loss) from discontinued operations, net of tax(2)	2.9	0.1	3.9	4.5	43.8	16.0	(8.4)
Cumulative effect of accounting changes, net of tax(3)(4)(5)(6)	—	—	—	(187.5)	(50.6)	—	(135.6)
Net income (loss)	$37.6	$26.9	$56.5	$(127.9)	$110.7	$85.1	$(235.4)
Earnings (loss) per share:
Income (loss) from continuing operations before cumulative effect of accounting changes
Basic	$0.12	$0.09	$.18	$.18	$.37	$.23	$(.31)
Diluted	$0.12	$0.09	$.18	$.18	$.36	$.23	$(.31)
Net income (loss)
Basic	$0.13	$0.09	$.19	$(.42)	$.35	$.28	$(.80)
Diluted	$0.13	$0.09	$.19	$(.42)	$.34	$.28	$(.80)
Cash dividends declared per share	$0.03	$0.025	$0.11	$0.10	$—	$—	$—
Summary Consolidated Balance Sheet Data (at December 31):
Total assets	$9,749.7		$9,729.4	$7,544.8	$8,227.2	$7,571.2	$7,801.8
Long-term debt (less current maturities), including capital leases	$1,768.6		$1,912.7	$1,186.5	$1,200.4	$1,530.1	$1,885.2
Stockholders’ equity	$1,653.5		$1,594.8	$1,581.6	$1,843.0	$1,516.3	$1,318.9
Summary Consolidated Statement of Cash Flows Data:
Net cash provided by operating activities	$127.9	$80.2	$324.2	$312.9	$94.2	$374.3	$352.2

(1)	Results for 2006 include operations acquired from Alderwoods from November 28, 2006 to December 31, 2006. These operations contributed $50.9 million to revenue, $5.4 million to net income and $8.6 million to net cash provided by operating activities during this period. For more information regarding the Alderwoods acquisition, see Part II, Item 8. Financial Statements and Supplementary Data, Note 5 in our 2006 Form 10-K.

(2)	Our operations in Singapore, which were sold in 2006, and in Argentina, Uruguay and Chile, which were sold in 2005, have been classified as discontinued operations for all periods presented. For more information regarding discontinued operations, see Part II, Item 8. Financial Statements and Supplementary Data, Note 21 in our 2006 Form 10-K.

(3)	Results for the 2007, 2006 and 2005 periods reflect our change in accounting for direct selling costs related to preneed funeral and cemetery contracts. Results for 2005 include a $187.5 million charge, net of tax, for the cumulative effect of this change. For more information regarding this accounting change, see Part II, Item 8. Financial Statements and Supplementary Data, Note 3 in our 2006 Form 10-K.

(4)	On March 18, 2004, we implemented revised Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46R). Under the provisions of FIN 46R, we are required to consolidate our preneed funeral and cemetery merchandise and service trust assets, cemetery perpetual care trusts, and certain cemeteries. As a result of this accounting change, we recognized a cumulative effect charge of $14.0 million, net of tax, in 2004.

(5)	Results for 2004, 2005, 2006 and 2007 reflect our change in accounting for pension gains and losses. Results for 2004 include a $36.6 million charge, net of tax, for the cumulative effect of this change.

(6)	Results for all periods presented reflect our change in accounting for goodwill under Statement of Financial Accounting Standard (SFAS) No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). Results for 2002 include a $135.6 million charge, net of tax, for the cumulative effect of this change.
Ratio of Earnings to Fixed Charges
      The following table sets forth SCI’s consolidated ratio of earnings to fixed charges for the periods shown:

Three Months Ended
March 31,		Years Ended December 31,

2007	2006	2006	2005	2004	2003	2002

2.46	2.47	1.75	1.72	1.79	1.59	A

A.	During the year ended December 31, 2002, the ratio coverage was less than 1:1. In order to achieve a coverage ratio of 1:1, we would have had to generate additional income from continuing operations before income taxes and cumulative effects of accounting changes of $142.4 million for the year ended December 31, 2002.

RISK FACTORS
      Before you decide to participate in the exchange offer, you should read the risks, uncertainties and factors that may adversely affect us that are discussed in the documents incorporated by reference herein, as well as the following additional risk factors.
Risks Related to Tendering Old Notes for New Notes
Because we are a holding company, your rights under the New Notes will be effectively subordinated to the rights of holders of our subsidiaries’ liabilities.
      Because we are a holding company, our cash flow and ability to service debt, including the New Notes, depend upon the distribution of earnings, loans or other payments made by our subsidiaries to us. Our subsidiaries are separate legal entities and have no obligation with respect to the notes. In addition, payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. The New Notes will be effectively subordinated to all of the existing and future obligations of our subsidiaries. Our senior credit facility and our Series A and Series B notes due 2011 are guaranteed by our domestic subsidiaries, which conduct substantially all of our operating activities. As of March 31, 2007, our subsidiaries had approximately $144 million of indebtedness, excluding guarantees of our indebtedness, letter of credit obligations and intercompany receivables.
The New Notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations.
      The New Notes are unsecured and will be effectively subordinated to all of our existing and future secured obligations to the extent of the collateral securing such obligations. As of March 31, 2007, we had approximately $129 million of secured indebtedness.
The New Notes lack subsidiary guarantees and some covenants typically found in other comparably rated public debt securities.
      Although the New Notes are rated below investment grade by both Standard & Poor’s and Moody’s Investors Service, they lack the protection of subsidiary guarantees and several financial and other restrictive covenants typically associated with comparably rated public debt securities, including:

•	incurrence of additional indebtedness;

•	payment of dividends and other restricted payments;

•	sale of assets and the use of proceeds therefrom;

•	transactions with affiliates; and

•	dividend and other payment restrictions affecting subsidiaries.
We may not be able to purchase the New Notes upon a change of control, which would result in a default under the indenture governing the New Notes and would adversely affect our business and financial condition.
      Upon the occurrence of specific kinds of change of control events, we must offer to purchase the New Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the purchase date. We may not have sufficient funds available to make any required repurchases of the New Notes. If we fail to repurchase New Notes in that circumstance, we will be in default under the indenture governing the New Notes and, in turn, under our senior credit facility and any other indebtedness with similar cross-default provisions. Our Series A and Series B notes due 2011 aggregating $200 million in principal amount and other senior notes issued by us in 2006 aggregating $500 million in principal amount have similar repurchase rights upon a change of control.

      In addition, certain change of control events would constitute an event of default under our senior credit facility. A default under our senior credit facility would result in an event of default under the indenture and any other indebtedness with similar cross-default provisions if the administrative agent or the lenders accelerate our debt under our senior credit facility. Upon the occurrence of a change of control we could seek to refinance the indebtedness under our senior credit facility, the New Notes and our other senior notes having similar repurchase rights or obtain a waiver from the lenders or the holders of such notes. We cannot assure you, however, that we would be able to obtain a waiver or refinance our indebtedness on commercially reasonable terms, if at all. Any future debt that we incur may also affect our ability to repay the New Notes upon a change of control. See “Description of the Notes — Change of Control.”
An active trading market for the New Notes may not develop.
      Prior to this offering, there was no market for the New Notes of either series. Although we expect the New Notes to trade in The PORTAL® Market, the New Notes will not be listed on any securities exchange or for quotation through any automated dealer quotation system. Although the initial purchasers may make a market in each series of New Notes after the completion of the exchange offer, they are not obligated to do so and may discontinue any such market making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the New Notes of either series.

If we breach any of the material financial covenants under our various indentures, senior credit facility or guarantees, our debt service obligations could be accelerated.
      If we or any of our consolidated subsidiaries breach any of the material financial covenants under our various indentures or our senior credit facility, our substantial debt service obligations, including the New Notes, could be accelerated. Furthermore, any breach of any of the material financial covenants under our senior credit facility could result in the acceleration of the indebtedness of all of our subsidiaries. In the event of any such simultaneous acceleration, we would not be able to repay all of our indebtedness.

The restrictions contained in our various indentures do not limit our ability to issue additional indebtedness.
      We could enter into acquisitions, recapitalizations or other transactions that could increase our outstanding indebtedness. The indenture governing the New Notes does not limit our ability to incur additional indebtedness. Although covenants under the credit agreement governing our senior credit facility and under our Series A and Series B notes due 2011 will limit our ability and the ability of our present and future subsidiaries to incur certain additional indebtedness, we are permitted to incur significant additional indebtedness, including unused availability under our senior credit facility. Additionally, under the credit agreement, we are permitted to pay dividends and repurchase stock, subject to certain conditions. Issuing additional indebtedness could materially impact our business by making it more difficult for us to satisfy our obligations with respect to the New Notes; increasing our vulnerability to general adverse economic and industry conditions; limiting our ability to obtain additional financing; requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which will reduce the amount of our cash flow available for other purposes, including capital expenditures and other general corporate purposes; limiting our flexibility in planning for, or reacting to, changes in our business and our industry; and placing us at a possible competitive disadvantage compared to our competitors that have less debt or the ability to use their cash flows for such purposes as described above.

Risk Related to Continuing Ownership of the Old Notes

If you fail to exchange your outstanding Old Notes for New Notes, you will continue to hold notes subject to transfer restrictions.
      We will only issue New Notes in exchange for outstanding Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the outstanding Old Notes and you should carefully follow the instructions on how to tender your Old Notes set forth under “The Exchange Offer — Procedures for Tendering Old Notes” and in the letter of transmittal that accompanies this prospectus. Neither we nor the exchange agent are required to notify you of any defects or irregularities relating to your tender of outstanding Old Notes.
      If you do not exchange your outstanding Old Notes for New Notes in this exchange offer, the outstanding Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding Old Notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the outstanding Old Notes under the Securities Act. If you continue to hold any outstanding Old Notes after this exchange offer is completed, you may have trouble selling them because of these restrictions on transfer.

The trading market for unexchanged Old Notes could be limited.
      The trading market for unexchanged Old Notes could become significantly more limited after the exchange offer due to the reduction in the amount of Old Notes outstanding upon consummation of the exchange offer. Therefore, if your Old Notes are not exchanged for New Notes in the exchange offer, it may become more difficult for you to sell or otherwise transfer your Old Notes. This reduction in liquidity may in turn reduce the market price, and increase the price volatility, of the Old Notes. There is a risk that an active trading market in the unexchanged Old Notes will not exist, develop or be maintained and we cannot give you any assurances regarding the prices at which the unexchanged Old Notes may trade in the future.
Risks Related to our Business
Our ability to execute our business plan depends on many factors, many of which are beyond our control.
      Our strategic plan is focused on cost management and the development of key revenue initiatives designed to generate future internal growth in our core funeral and cemetery operations. Many of the factors necessary for the execution of our strategic plan, such as the number of deaths, are beyond our control. We cannot give assurance that we will be able to execute any or all of our strategic plan. Failure to execute any or all of the strategic plan could have a material adverse effect on our financial condition, results of operations, or cash flows.
We may fail to realize the anticipated benefits of the acquisition of Alderwoods.
      The success of the acquisition of Alderwoods will depend, in part, on our ability to realize the anticipated cost savings from shared corporate and administrative areas, the rationalization of duplicative expenses, and the realization of revenue growth opportunities. However, to realize the anticipated benefits from the acquisition, we must successfully combine the businesses in a manner that permits those costs savings and revenue increases to be realized. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer or cost more to realize than expected. It is possible that the integration process could result in the loss of valuable employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures, practices, and policies that could adversely impact our operations.

The integration of Alderwoods may prove disruptive and could result in the combined business failing to meet our expectations.
      The process of integrating the operations of Alderwoods may require a disproportionate amount of resources and management attention. Our future operations and cash flow will depend largely upon our ability to operate the former Alderwoods locations efficiently, achieve the strategic operating objectives for our business and realize significant cost savings and synergies. Our management team may encounter unforeseen difficulties in managing the integration. In order to successfully combine and operate our businesses, our management team will need to focus on realizing anticipated synergies, revenue increases, and cost savings on a timely basis while maintaining the efficiency of our operations. Any substantial diversion of management attention or difficulties in operating the combined business could affect our revenues and ability to achieve operational, financial, and strategic objectives.
Our senior credit facility and Series A and Series B notes due 2011 contain covenants that may prevent us from engaging in certain transactions.
      Our senior credit facility and Series A and Series B notes due 2011 contain, among other things, various affirmative and negative covenants that may prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. These covenants limit, among other things, our and our subsidiaries’ ability to:

•	Incur additional secured indebtedness (including guarantee obligations);

•	Create liens on assets;

•	Engage in certain transactions with affiliates;

•	Enter into sale-leaseback transactions;

•	Engage in mergers, liquidations, and dissolutions;

•	Sell assets;

•	Enter into leases;

•	Pay dividends, distributions, and other payments in respect of capital stock and purchase our capital stock in the open market;

•	Make investments, loans, or advances;

•	Repay subordinated indebtedness or amend the agreements relating thereto;

•	Change our fiscal year;

•	Create restrictions on our ability to receive distributions from subsidiaries; and

•	Change our lines of business.
      Our senior credit facility and the Series A and Series B notes due 2011 also require us to maintain certain leverage and interest coverage ratios.
If we lost the ability to use surety bonding to support our preneed funeral and preneed cemetery activities, we could have to make material cash payments to fund certain trust funds.
      We have entered into arrangements with certain surety companies whereby such companies agree to issue surety bonds on our behalf as financial assurance or as required by existing state and local regulations. The surety bonds are used for various business purposes; however, the majority of the surety bonds issued and outstanding have been issued to support our preneed funeral and cemetery activities. In the event all of the surety companies cancelled or did not renew our surety bonds, which are generally renewed for twelve-month periods, we would be required to either obtain replacement coverage or fund approximately $277.5 million as of March 31, 2007 into state-mandated trust accounts.

The funeral home and cemetery industry continues to be increasingly competitive.
      In North America, the funeral and cemetery industry is characterized by a large number of locally owned, independent operations. To compete successfully, our funeral service locations and cemeteries must maintain good reputations and high professional standards in the industry, as well as offer attractive products and services at competitive prices. In addition, we must market the Company in such a manner as to distinguish us from our competitors. We have historically experienced price competition from independent funeral home and cemetery operators, monument dealers, casket retailers, low-cost funeral providers, and other non-traditional providers of services and merchandise. If we are unable to successfully compete, our financial condition, results of operations and cash flows could be materially adversely affected.
Our affiliated funeral and cemetery trust funds own investments in equity securities, fixed income securities and mutual funds, which are affected by financial market conditions that are beyond our control.
      In connection with our preneed funeral and preneed cemetery merchandise and service sales, most affiliated funeral and cemetery trust funds own investments in equity securities and mutual funds. Our earnings and investment gains and losses on these equity securities and mutual funds are affected by financial market conditions that are beyond our control.
      As of March 31, 2007 and December 31, 2006, net unrealized appreciation in the preneed funeral and cemetery merchandise and services trust funds amounted to $41.3 million and $71.3 million and $40.6 million and $70.3 million, respectively. Our perpetual care trust funds had net unrealized appreciation of $38.6 million and $41.1 million as of March 31, 2007 and December 31, 2006. The following table summarizes the investment returns excluding fees on our trust funds for the last three years, and the first quarter of 2007 and 2006.

	2006	2005	2004	Q1 2007	Q1 2006

Preneed funeral trust funds	8.8%	6.6%	7.1%	2.2%	2.9%
Cemetery merchandise and services trust funds	8.4%	6.9%	6.7%	2.0%	2.7%
Perpetual care trust funds	10.8%	3.9%	8.6%	2.0%	1.9%
      If earnings from our trust funds decline, we would likely experience a decline in future revenues. In addition, if the trust funds experienced significant investment losses, there could be insufficient funds in the trusts to cover the costs of delivering services and merchandise or maintaining cemeteries in the future. We would have to cover any such shortfall with cash flows from operations, which could have a material adverse effect on our financial condition, results of operations, or cash flows.
Increasing death benefits related to preneed funeral contracts funded through life insurance or annuity contracts may not cover future increases in the cost of providing a price guaranteed funeral service.
      We sell price-guaranteed preneed funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. For preneed funeral contracts funded through life insurance or annuity contracts, we receive in cash a general agency commission that typically averages approximately 16% of the total sale from the third party insurance company. Additionally, there is an increasing death benefit associated with the contract of approximately 1% per year to be received in cash at the time the funeral is performed. There is no guarantee that the increasing death benefit will cover future increases in the cost of providing a price-guaranteed funeral service, which could materially adversely affect our future cash flows, revenues, and operating margins.
Unfavorable results of litigation could have a material adverse impact on our financial statements.
      We are subject to a variety of claims and lawsuits in the ordinary course of our business. For more information regarding these claims and lawsuits, see Part II, Item 8. Financial Statements and Supplementary Data, Note 15 in our 2006 Form 10-K and Part I, Item 1. Financial Statements, Note 15

in our March 31, 2007 Form 10-Q. Adverse outcomes in some or all of the pending cases may result in significant monetary damages or injunctive relief against us. While management currently believes that resolving all of these matters, individually or in the aggregate, will not have a material adverse impact on our financial position or results of operations, litigation and other claims are subject to inherent uncertainties and management’s view of these matters may change in the future. There exists the possibility of a material adverse impact on our financial position and the results of operations for the period in which the effect of an unfavorable final outcome becomes probable and reasonably estimable.
If the number of deaths in our markets declines, our cash flows and revenues may decrease.

If the number of deaths declines, the number of funeral services and interments performed by us could decrease and our financial condition, results of operations and cash flows could be materially adversely affected.
The continuing upward trend in the number of cremations performed in North America could result in lower revenue and gross profit dollars.
      There is a continuing upward trend in the number of cremations performed in North America as an alternative to traditional funeral service dispositions. However, we have seen a recent reversal in the upward trend in our businesses as our strategic pricing initiative and discounting policies have resulted in a decline in highly-discounted, low-service cremation customers. In our operations in North America during the first quarter of 2007, 41.7% of the comparable funeral services we performed were cremation cases compared to 42.1% performed in the first quarter of 2006. In our operations in North America during 2006 and 2005, 40.9% of the comparable funeral services we performed were cremation cases compared to 39.6% performed in 2004, respectively. We expect this trend to continue in the near term. We also continue to expand our cremation memorialization products and services which has resulted in higher average sales for cremation services. If we are unable to successfully expand our cremation memorialization products and services, and cremations continue to be a significant percentage of our funeral services, our financial condition, results of operations, and cash flows could be materially adversely affected.
The funeral home and cemetery businesses are high fixed-cost businesses.
      The majority of our operations are managed in groups called “markets.” Markets are geographical groups of funeral service locations and cemeteries that share common resources such as operating personnel, preparation services, clerical staff, motor vehicles and preneed sales personnel. Personnel costs, the largest of our operating expenses, are the cost components most beneficially affected by this grouping. We must incur many of these costs regardless of the number of funeral services or interments performed. Because we cannot necessarily decrease these costs when we experience lower sales volumes, a sales decline may cause margin percentages to decline at a greater rate than the decline in revenues.
Regulation and compliance could have a material adverse impact on our financial results.
      Our operations are subject to regulation, supervision, and licensing under numerous foreign, federal, state, and local laws, ordinances and regulations, including extensive regulations concerning trust funds, preneed sales of funeral and cemetery products and services, and various other aspects of our business. The impact of such regulations varies depending on the location of our funeral and cemetery operations. Violations of applicable laws could result in fines or sanctions to us.
      In addition, from time to time, governments and agencies propose to amend or add regulations, which would increase costs and decrease cash flows. For example, foreign, federal, state, local and other regulatory agencies have considered and may enact additional legislation or regulations that could affect the deathcare industry, such as regulations that require more liberal refund and cancellation policies for preneed sales of products and services, limit or eliminate our ability to use surety bonding, increase trust requirements, and/or prohibit the common ownership of funeral homes and cemeteries in the same market. If adopted by the regulatory authorities of the jurisdictions in which we operate, these and other possible proposals could have a material adverse effect on our financial condition, results of operations, and cash flows.
      Compliance with laws, regulations, industry standards, and customs concerning burial procedures and the handling and care of human remains is critical to our continued success. Litigation and regulatory proceedings regarding these issues could have a material adverse effect on our financial condition, results of operations, and cash flows. We are continually monitoring and reviewing our operations in an effort to insure that we are in compliance with these laws, regulations, and standards and, where appropriate, taking appropriate corrective action.
A number of years may elapse before particular tax matters, for which we have established accruals, are audited and finally resolved.

The number of tax years with open tax audits varies depending on the tax jurisdiction. In the United States, the Internal Revenue Service is currently examining our tax returns for 1999 through 2004 and various state jurisdictions are auditing years through 2005. While it is often difficult to predict the final outcome or the timing of resolution of any particular tax matter, we believe that our accruals reflect the probable outcome of known tax contingencies. Unfavorable settlement of any particular issue would reduce a deferred tax asset or require the use of cash. Favorable resolution could result in reduced income tax expense reported in the financial statements in the future.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      We make forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 in this prospectus and in the documents incorporated by reference herein. These statements may be accompanied by words such as “believe,” “estimate,” “project,” “expect,” “anticipate” or “predict” that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made in this prospectus and in any other documents incorporated by reference herein. In addition to the factors described in this prospectus under “Risk Factors — Risks Related to Our Business” and those set forth from time to time in our filings with the Commission, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others, the following:

•	changes in general economic conditions, both domestically and internationally, impacting financial markets (e.g., marketable security values, as well as currency and interest rate fluctuations) that could negatively affect us, particularly, but not limited to, levels of trust fund income, interest expense, pension expense and negative currency translation effects.

•	our ability to successfully integrate Alderwoods or that the anticipated benefits of the acquisition are not fully realized.

•	our ability to consummate planned divestitures, including divestitures resulting from the Alderwoods acquisition, and realize the anticipated proceeds within the anticipated time frame.

•	the outcomes of pending lawsuits and proceedings against us and the possibility that insurance coverage is deemed not to apply to these matters or that an insurance carrier is unable to pay any covered amounts to us.

•	the amounts payable by us with respect to our outstanding legal matters exceeding our established reserves.

•	the outcome of a pending Internal Revenue Service audit. We maintain accruals for tax liabilities which relate to uncertain tax matters. If these tax matters are unfavorably resolved, we will be required to make any required payments to tax authorities. If these tax matters are favorably resolved, the accruals maintained by us will no longer be required and these amounts will primarily be reversed through the tax provision at the time of resolution.

•	our ability to manage changes in consumer demand and/or pricing for our products and services due to several factors, such as changes in numbers of deaths, cremation rates, competitive pressures and local economic conditions.

•	changes in domestic and international political and/or regulatory environments in which we operate, including potential changes in tax, accounting and trusting policies.

•	changes in credit relationships impacting the availability of credit and the general availability of credit in the marketplace.

•	our ability to successfully access surety and insurance markets at a reasonable cost.

•	our ability to successfully leverage our substantial purchasing power with certain of our vendors.

•	the effectiveness of our internal control over financial reporting, and our ability to certify the effectiveness of our internal control over financial reporting and to obtain an unqualified attestation report of our auditors regarding the effectiveness of our internal control over financial reporting.

•	our senior credit facility and Series A and Series B notes due 2011 contain covenants that may prevent us from engaging in certain transactions.

      We assume no obligation to publicly update or revise any forward-looking statements made in this prospectus or elsewhere to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreements entered into in connection with our issuance of the Old Notes. We received aggregate net proceeds of approximately $392.7 million from the issuance of the Old Notes after deducting the initial purchasers’ discounts and estimated offering expenses. We intend to use the net proceeds, together with available cash, to retire our 6.50% Notes due 2008 and 7.70% Notes due 2009.
      We will not receive any cash proceeds from the issuance of the New Notes. We will exchange outstanding Old Notes for New Notes in like principal amount as contemplated in this prospectus. The terms of the New Notes are identical in all material respects to the existing Old Notes except as otherwise described herein under “Description of the Notes.” The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in our total debt and other financing obligations.
CAPITALIZATION
      The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2007 on an As Reported basis, on an As Adjusted basis and an As Further Adjusted basis:
      (i) As Adjusted. For purposes of the As Adjusted capitalization, we assumed the sale of $400 million of our Old Notes was completed as of March 31, 2007 and have adjusted for the issuance of the Old Notes and the receipt of cash in connection therewith, net of the initial purchasers’ discount and estimated offering expenses.
      (ii) As Further Adjusted. The As Further Adjusted capitalization reflects the adjustments discussed in (i) above and further assumes (a) the purchase of $149.8 million aggregate principal amount of our 6.50% Notes due 2008 pursuant to our tender offer for such notes, for aggregate consideration of $151.3 million and (b) the purchase of $173.9 million aggregate principal amount of our 7.70% Notes due 2009, pursuant to our tender offer for such notes for aggregate consideration of $182.4 million, in each case excluding accrued interest. We have assumed the tender offers were completed as of March 31, 2007 at the values above and have adjusted for the extinguishment of $149.8 million of our 6.50% Notes and $173.9 million of our 7.70% Notes, the loss on the tender offers, and the payment of accrued interest, premium and the related fees and expenses of the tender offers.

	As of March 31, 2007

	As	As	As Further
	Reported	Adjusted	Adjusted

	(Dollars in thousands and unaudited)
Cash and cash equivalents	$78,093	$470,759	$130,021

Debt:
6.50% Notes due 2008	$195,000	$195,000	$45,209
7.70% Notes due 2009	202,588	202,588	28,731
6.75% Notes due 2015	—	200,000	200,000
7.50% Notes due 2027	—	200,000	200,000
Other debt	1,470,166	1,469,332	1,470,345

Total debt	1,867,754	2,266,920	1,944,285

Stockholders’ equity:
Common stock	294,795	294,795	294,795
Capital in excess of par value	2,138,808	2,138,808	2,138,808
Accumulated deficit	(856,765)	(856,765)	(864,163)
Accumulated other comprehensive income	76,704	76,704	76,704

Total stockholders’ equity	1,653,542	1,653,542	1,646,144

Total capitalization	$3,521,296	$3,920,462	$3,590,429

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth SCI’s consolidated ratio of earnings to fixed charges for the periods shown:

Three Months
Ended March 31,		Years Ended December 31,

2007	2006	2006	2005	2004	2003	2002

2.46	2.47	1.75	1.72	1.79	1.59	A

A.	During the year ended December 31, 2002, the ratio coverage was less than 1:1. In order to achieve a coverage ratio of 1:1, we would have had to generate additional income from continuing operations before income taxes and cumulative effects of accounting changes of $142.4 million for the year ended December 31, 2002.

THE EXCHANGE OFFER
Exchange Terms
      Old Notes in an aggregate principal amount of $400,000,000 are currently issued and outstanding. The maximum aggregate principal amount of New Notes that will be issued in exchange for Old Notes is $400,000,000. The terms of the New 2015 Notes are identical in all material respects to the Old 2015 Notes, and the terms of the New 2027 Notes are identical in all material respects to the Old 2027 Notes, except that the New Notes will not contain terms with respect to transfer restrictions, registration rights and payments of additional interest that relate to the Old Notes.
      The New 2015 Notes will bear interest at a rate of 6.75% per year, payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2007. The New 2027 Notes will bear interest at a rate of 7.50% per year, payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2007. Holders of New Notes will receive interest from the date of the original issuance of the Old Notes. Holders of New Notes will not receive any interest on Old Notes tendered and accepted for exchange. In order to exchange your Old Notes for New Notes in the exchange offer, you will be required to make the following representations, which are included in the letter of transmittal:

•	the New Notes that you receive will be acquired in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.
      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered in the exchange offer, and the exchange agent will deliver the New Notes promptly after the expiration date of the exchange offer.
      If you tender your Old Notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Old Notes in connection with the exchange offer. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than the taxes described below under “— Transfer Taxes.”
      We make no recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing Old Notes into this exchange offer. In addition, no one has been authorized to make this recommendation. You must make your own decision whether to tender into this exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with your advisors, if any, based on your financial position and requirements.
Expiration Date; Extensions; Termination; Amendments
      The exchange offer expires at 5:00 p.m., New York City time, on        ●       , 2007, unless we extend the exchange offer, in which case the expiration date will be the latest date and time to which we extend the exchange offer.
      We expressly reserve the right, so long as applicable law allows:

•	to delay our acceptance of Old Notes for exchange;

•	to terminate the exchange offer if any of the conditions set forth under “— Conditions of the Exchange Offer” exist;

•	to waive any condition to the exchange offer;

•	to amend any of the terms of the exchange offer; and

•	to extend the expiration date and retain all Old Notes tendered in the exchange offer, subject to your right to withdraw your tendered Old Notes as described under “— Withdrawal of Tenders.”
      Any waiver or amendment to the exchange offer will apply to all Old Notes tendered, regardless of when or in what order the Old Notes were tendered. If the exchange offer is amended in a manner that we think constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.
      We will promptly follow any delay in acceptance, termination, extension or amendment by oral or written notice of the event to the exchange agent, followed promptly by oral or written notice to the registered holders. Should we choose to delay, extend, amend or terminate the exchange offer, we will have no obligation to publish, advertise or otherwise communicate this announcement, other than by making a timely release to an appropriate news agency.
      In the event we terminate the exchange offer, all Old Notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.
      In the event that the exchange offer is withdrawn or otherwise not completed, New Notes will not be given to holders of Old Notes who have validly tendered their Old Notes.
Resale of New Notes
      Based on interpretations of the Commission staff set forth in no action letters issued to third parties, we believe that New Notes issued under the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, if:

•	you are acquiring New Notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person or entity to participate, in the distribution of the New Notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act; and

•	you are not a broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.
      If you tender Old Notes in the exchange offer with the intention of participating in any manner in a distribution of the New Notes:

•	you cannot rely on those interpretations by the Commission staff, and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.
      Only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of New Notes.

Acceptance of Old Notes for Exchange
      We will accept for exchange Old Notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us. We will not accept Old Notes for exchange subsequent to the expiration date of the exchange offer. Tenders of Old Notes will be accepted only in denominations of $1,000 and integral multiples thereof.
      We expressly reserve the right, in our sole discretion, to:

•	delay acceptance for exchange of Old Notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, or

•	terminate the exchange offer and not accept for exchange any Old Notes not theretofore accepted for exchange, if any of the conditions set forth below under “— Conditions of the Exchange Offer” have not been satisfied or waived by us or in order to comply in whole or in part with any applicable law. In all cases, New Notes will be issued only after timely receipt by the exchange agent of certificates representing Old Notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered Old Notes, or defectively tendered Old Notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the New Notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the New Notes and transmitting them to the holders. The exchange agent will deliver the New Notes to holders of Old Notes accepted for exchange after the exchange agent receives the New Notes.
      If, for any reason, we delay acceptance for exchange of validly tendered Old Notes or we are unable to accept for exchange validly tendered Old Notes, then the exchange agent may, nevertheless, on our behalf, retain tendered Old Notes, without prejudice to our rights described under “— Expiration Date; Extensions; Termination; Amendments”, “— Conditions of the Exchange Offer” and “— Withdrawal of Tenders”, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.
      If any tendered Old Notes are not accepted for exchange for any reason, or if certificates are submitted evidencing more Old Notes than those that are tendered, certificates evidencing Old Notes that are not exchanged will be returned, without expense, to the tendering holder, or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at a book-entry transfer facility under the procedure set forth under “— Procedures for Tendering Old Notes — Book-Entry Transfer”, such Old Notes will be credited to the account maintained at such book-entry transfer facility from which such Old Notes were delivered, unless otherwise requested by such holder under “Special Delivery Instructions” in the letter of transmittal, promptly following the expiration date or the termination of the exchange offer.
      Tendering holders of Old Notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their Old Notes other than as described in “Transfer Taxes” or in Instruction 7 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.
Procedures for Tendering Old Notes
      Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender Old Notes should contact such registered holder promptly and instruct such registered holder to tender Old Notes on such beneficial owner’s behalf.

Tender of Old Notes Held Through Depository Trust Company
      The exchange agent and Depository Trust Company (DTC) have confirmed that the exchange offer is eligible for the DTC’s automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer Old Notes to the exchange agent in accordance with DTC’s automated tender offer program procedures for transfer. DTC will then send an agent’s message to the exchange agent.
      The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent’s message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent which states that DTC has received an express acknowledgment from the participant in DTC tendering Old Notes that they have received and agree to be bound by the notice of guaranteed delivery.

Tender of Old Notes Held in Certificated Form
      For a holder to validly tender Old Notes held in certificated form:

•	the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

•	the exchange agent must receive certificates for tendered Old Notes at such address, or such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below. A confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date of the exchange offer. A holder who desires to tender Old Notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose Old Notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.
      Letters of Transmittal and Old Notes should be sent only to the exchange agent, and not to us or to DTC.
      The method of delivery of Old Notes, Letters of Transmittal and all other required documents to the exchange agent is at the election and risk of the holder tendering Old Notes. Delivery of such documents will be deemed made only when actually received by the exchange agent. If such delivery is by mail, we suggest that the holder use property insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date of the exchange offer to permit delivery to the exchange agent prior to such date. No alternative, conditional or contingent tenders of Old Notes will be accepted.

Signature Guarantee
      Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

•	the letter of transmittal is signed by the registered holder of the Old Notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those Old Notes, or if any Old Notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any Old Notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant’s account at the book-entry transfer facility, and neither the “Special Issuance Instructions” nor the “Special Delivery Instructions” box on the letter of transmittal has been completed, or

•	the Old Notes are tendered for the account of an eligible institution.

      An eligible institution is a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or a trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-Entry Transfer
      The exchange agent will seek to establish a new account or utilize an existing account with respect to the Old Notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the owner of the Old Notes may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s account. However, although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, a properly completed and validly executed Letter of Transmittal, or a manually signed facsimile thereof, must be received by the exchange agent at one of its addresses set forth in this prospectus on or prior to the expiration date of the exchange offer, or else the guaranteed delivery procedures described below must be complied with. The confirmation of a book-entry transfer of Old Notes into the exchange agent’s account at DTC is referred to in this prospectus as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Guaranteed Delivery
      If you wish to tender your Old Notes and:

(1) certificates representing your Old Notes are not lost but are not immediately available,

(2) time will not permit your letter of transmittal, certificates representing your Old Notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer, or

(3) the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer, you may nevertheless tender if all of the following conditions are complied with:

•	your tender is made by or through an eligible institution; and

•	on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus. The notice of guaranteed delivery must:

(a) set forth your name and address, the registered number(s) of your Old Notes and the principal amount of Old Notes tendered;

(b) state that the tender is being made thereby;

(c) guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the Old Notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent; and

(d) the exchange agent receives the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all Old Notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the expiration date.

Other Matters
      New Notes will be issued in exchange for Old Notes accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for (or a timely book-entry confirmation with respect to) your Old Notes,

•	a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message, and

•	any other documents required by the letter of transmittal.
      We will determine, in our sole discretion, all questions as to the form of all documents, validity, eligibility, including time of receipt, and acceptance of all tenders of Old Notes. Our determination will be final and binding on all parties. Alternative, conditional or contingent tenders of Old Notes will not be considered valid. We reserve the absolute right to reject any or all tenders of Old Notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Old Notes.
      Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.
      Any defect or irregularity in connection with tenders of Old Notes must be cured within the time we determine, unless waived by us. We will not consider the tender of Old Notes to have been validly made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent, or any other person will be under any duty to give notice of any defects or irregularities in tenders of Old Notes, or will incur any liability to holders for failure to give any such notice.
Withdrawal of Tenders
      Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time prior to the expiration date.
      For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at the address set forth on the inside of the back cover of this prospectus, or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.
      Any notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn, and

•	identify the Old Notes to be withdrawn, including the principal amount of the Old Notes.
      If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC.
      We will determine all questions as to validity, form, eligibility and time of receipt of any withdrawal notices. Our determination will be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.
      Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes. This return or crediting will take place promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Old Notes by following one of the procedures described under “— Procedures for Tendering Old Notes” at any time on or prior to the expiration date.
Conditions of the Exchange Offer
      Notwithstanding any other provisions of the exchange offer, if, on or prior to the expiration date, we determine, in our reasonable judgment, that the exchange offer, or the making of an exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the Commission, we will not be required to accept for exchange, or to exchange, any tendered Old Notes. We may also terminate, waive any conditions to or amend the exchange offer or, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of the exchange offer, postpone the acceptance for exchange of tendered Old Notes.
Transfer Taxes
      We will pay all transfer taxes applicable to the transfer and exchange of Old Notes pursuant to the exchange offer. If, however:

•	delivery of the New Notes and/or certificates for Old Notes for principal amounts not exchanged, are to be made to any person other than the record holder of the Old Notes tendered;

•	tendered certificates for Old Notes are recorded in the name of any person other than the person signing any letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of Old Notes to us or our order, the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the New Notes.
Consequences of Failing to Exchange
      If you do not exchange your Old Notes for New Notes in the exchange offer, you will remain subject to the restrictions on transfer of the Old Notes:

•	as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering circular distributed in connection with the private offering of the Old Notes.
      In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.
Accounting Treatment
      The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer over the term of the New Notes.

Exchange Agent
      Global Bondholder Services Corporation has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for Old Notes, letters of transmittal and any other required documents to the exchange agent at the address set forth on the inside of the back cover of this prospectus.
Information Agent
      Global Bondholder Services Corporation has been appointed as the information agent for the exchange offer and will receive customary compensation for its services. Questions concerning tender procedures and requests for additional copies of this prospectus or the letter of transmittal should be directed to the information agent at the address and telephone number set forth on the inside of the back cover of this prospectus. Holders of Old Notes may also contact their commercial bank, broker, dealer, trust company or other nominee for assistance concerning the exchange offer.

DESCRIPTION OF THE NOTES
      The New Notes will be issued, and the Old Notes were issued under the Sixth Supplemental Indenture dated as of April 9, 2007 and the Seventh Supplemental Indenture dated as of April 9, 2007 (each, a “Supplemental Indenture” and together, the “Supplemental Indentures”), to our senior indenture dated February 1, 1993 (the “Indenture”), between us and The Bank of New York Trust Company, N.A., as successor trustee to The Bank of New York. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. References to the “Indenture” in this section include the applicable Supplemental Indenture.
      The 2015 Notes and the 2027 Notes are two separate series of notes under the Indenture for purposes of, among other things, payments of principal and interest, Events of Default and consents to certain amendments to the Indenture and the Notes.
      Certain terms used in this section are defined under the subheading “— Certain definitions”. In this section, the words “Company”, “SCI”, “we”, “us”, and “ours” refer only to Service Corporation International and not to any of its subsidiaries.
      The following description is only a summary of the material provisions of the Indenture and the notes and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Indenture and the notes, including definitions therein of certain terms. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information”.
General
      The notes of each series:

•	are our general unsecured obligations;

•	are senior in right of payment to all of our subordinated indebtedness;

•	rank equally in right of payment with all of our other unsubordinated indebtedness;

•	are effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the collateral securing that indebtedness;

•	are structurally subordinated in right of payment to all of the liabilities and obligations, including trade payables, of each of our subsidiaries; and

•	are limited to an aggregate principal amount of $200 million.
Maturity and Interest
      The 2015 Notes will mature on April 1, 2015. The 2027 Notes will mature on April 1, 2027. Interest on the 2015 Notes will accrue at a rate of 6.75% per annum, and interest on the 2027 Notes will accrue at a rate of 7.50% per annum. The interest, including any additional interest, on each series of notes will be payable semi-annually on April 1 and October 1 of each year, commencing October 1, 2007, to the persons in whose names the notes are registered at the close of business on the preceding March 15 or September 15, respectively. Interest on notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If we fail to comply with our obligations to file and maintain a registration statement in accordance with the registration rights agreements, additional interest will accrue on the notes of the affected series. All references in this prospectus to “interest” are deemed to include any such additional interest, unless the context indicates otherwise. If any interest payment date, repurchase or redemption date or stated maturity date falls on a day that is not a business day, payment will be made on the next business day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the relevant interest payment date, repurchase or redemption date, or stated maturity date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.
Optional Redemption
      The notes of each series will be redeemable, in whole or in part, at our option at any time, upon at least 30 days’ and not more than 60 days’ notice to the holders, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes, and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 50 basis points in the case of the 2015 Notes and 50 basis points in the case of the 2027 Notes, plus, in each case, accrued interest thereon to (but not including) the date of redemption.
Selection
      If we redeem less than all of the notes of either series at any time, the trustee will select the notes to be redeemed by any method that it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.
Change of Control
      Upon the occurrence of any of the following events (each a “Change of Control”), each holder shall have the right to require that we repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of our voting stock;

(2) individuals who on the issue date constituted the board of directors (together with any new directors whose election by such board of directors or whose nomination for election by our shareholders was approved by a vote of at least a majority of the directors of the Company then still in office who were either directors on the issue date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors then in office;

(3) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution; or

(4) the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person, other than a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of our voting stock immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (ii) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a subsidiary of the transferor of such assets.

      Within 30 days following any Change of Control, we will mail a notice to each holder with a copy to the trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a holder must follow in order to have its notes purchased.
      We will not be required to make a Change of Control Offer with respect to a series of notes following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes of such series validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption of all of such series of notes has been given pursuant to the indenture as described herein under the caption “— Optional Redemption” unless and until there has been a default in payment of the applicable redemption price.
      A Change of Control Offer may be made in advance of a Change of Control, conditional upon the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
      We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.
      The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. The Company does not have the present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional secured indebtedness or permit our assets to become subject to liens are contained in the covenant described under “— Covenants — Limitation on Liens”. Such restrictions can only be waived with respect to a series with the consent of the holders of a majority in principal amount of the notes of that series then outstanding. Except for the limitations contained in such covenant, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
      Our senior credit facility provides that the occurrence of certain change of control events would constitute a default thereunder. In the event that at the time of a Change of Control the terms of the credit agreement restrict or prohibit the purchase of notes following such Change of Control, then prior to the mailing of the notice to holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such indebtedness or (2) obtain the requisite consents under the agreement governing such indebtedness to permit the repurchase of the notes. If we do not repay such indebtedness or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time, would result in an event of default under the indenture, which would, in turn, constitute a default under the credit agreement.
      Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase their notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.
      The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to another person. Although there is a limited body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above. The provisions under the indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with respect to a series of notes with the written consent of the holders of a majority in principal amount of the notes of that series.
Covenants
      The indenture contains the following covenants, among others, applicable to the notes of each series:

Limitation on Liens
      Neither we, nor any subsidiary, may mortgage, pledge, encumber or subject to any lien or security interest to secure any of our indebtedness or any indebtedness of any subsidiary (other than indebtedness owing to us or a wholly-owned subsidiary) any assets without providing that the senior debt securities issued pursuant to the indenture shall be secured equally and ratably with (or prior to) any other indebtedness so secured, unless, after giving effect thereto, the aggregate outstanding amount of all such secured indebtedness of us and our subsidiaries (excluding secured indebtedness existing as of December 31, 2006 and any extensions, renewals or refundings thereof that do not increase the principal amount of indebtedness so extended, renewed or refunded and excluding secured indebtedness incurred as set forth in the next paragraph), together with all outstanding Attributable Indebtedness from sale and leaseback transactions described in the first bullet point under “— Limitation on Sale and Leaseback Transactions” below, would not exceed 10% of Adjusted Consolidated Net Tangible Assets of us and our subsidiaries on the date such indebtedness is so secured.
      This restriction will not prevent us or any subsidiary:

•	from acquiring and retaining property subject to mortgages, pledges, encumbrances, liens or security interests existing thereon at the date of acquisition thereof, or from creating within one year of such acquisition mortgages, pledges, encumbrances or liens upon property acquired by us or any subsidiary after December 31, 2006, as security for purchase money obligations incurred by us or any subsidiary in connection with the acquisition of such property, whether payable to the person from whom such property is acquired or otherwise;

•	from mortgaging, pledging, encumbering or subjecting to any lien or security interest current assets to secure current liabilities;

•	from mortgaging, pledging, encumbering or subjecting to any lien or security interest property to secure indebtedness under one or more Credit Facilities in an aggregate principal amount not to exceed $500 million;

•	from extending, renewing or refunding any indebtedness secured by a mortgage, pledge, encumbrance, lien or security interest on the same property theretofore subject thereto, provided that the principal amount of such indebtedness so extended, renewed or refunded shall not be increased; or

•	from securing the payment of workmen’s compensation or insurance premiums or from making good faith pledges or deposits in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure surety or appeal bonds, pledges or deposits in connection with contracts made with or at the request of the United States government or any agency thereof, or pledges or deposits for similar purposes in the ordinary course of business.

Limitation on Sale and Leaseback Transactions
      Neither we nor any subsidiary will enter into any transaction with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to us or a subsidiary of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by us or such subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such real property unless either:

•	such transaction is the substantial equivalent of a mortgage, pledge, encumbrance, lien or security interest which we or any subsidiary would have been permitted to create under the covenant described in “— Limitation on Liens” without equally and ratably securing all senior debt securities (including the notes) then outstanding under the indenture; or

•	within 120 days after such transaction we applied (and in any such case we covenant that we will so apply) an amount equal to the greater of:

•	the net proceeds of the sale of the real property leased pursuant to such transaction or

•	the fair value of the real property so leased at the time of entering into such transaction (as determined by our board of directors)

to the retirement of Funded Debt of SCI; provided that the amount to be applied to the retirement of Funded Debt of SCI shall be reduced by: (1) the principal amount of any senior debt securities outstanding under the indenture delivered within 120 days after such sale to the trustee for retirement and cancellation and (2) the principal amount of Funded Debt, other than senior debt securities outstanding under the indenture, voluntarily retired by us within 120 days after such sale; provided, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Reports
      Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the trustee and to any holders of the notes who so request, within 15 days of the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by our independent accountants; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.
      In addition, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any notes remain outstanding, we will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.
Consolidation, Merger or Sale
      We may consolidate or merge with or into any other corporation, and may sell, lease, exchange or otherwise dispose of all or substantially all of our property and assets to any other corporation authorized to acquire and operate the same, provided that in any such case

•	immediately after such transaction we or such other corporation formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, will not be in default in the performance or observance of any of the terms, covenants and conditions in the indenture to be kept or performed by us;

•	the corporation (if other than SCI) formed by or surviving any such consolidation or merger, or to which such sale, lease, exchange or other disposition shall have been made, shall be a corporation organized under the laws of the United States, any state thereof or the District of Columbia; and

•	the corporation (if other than SCI) formed by such consolidation, or into which we shall have been merged, or the corporation which shall have acquired or leased such property and assets, shall assume, by a supplemental indenture, our obligations under the indenture.
      In case of any such consolidation, merger, sale, lease, exchange or other disposition and upon any such assumption by the successor corporation, such successor corporation shall succeed to and be substituted for us, with the same effect as if it had been named in the indenture as SCI, and, except in the case of a lease, we shall be relieved of any further obligation under the indenture and any senior debt securities issued thereunder.
Discharge and Defeasance
      We may discharge or defease our obligations with respect to the notes of either series as set forth below.
      We may discharge all of our obligations (except those set forth below) to holders of the notes of either series that have not already been delivered to the trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by irrevocably depositing with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest on all outstanding notes of that series.
      We may also discharge at any time all of our obligations (except those set forth below) to holders of the notes of either series (“defeasance”) if, among other things:

•	we irrevocably deposit with the trustee cash or U.S. government obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay the principal of, premium, if any, and interest on all outstanding notes of that series when due, and such funds have been so deposited for 91 days;

•	such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which we are a party or by which we are bound; and

•	we deliver to the trustee an opinion of counsel to the effect that the holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and that such defeasance will not otherwise alter the United States federal income tax treatment of principal, premium, if any, and interest payments on such notes. Such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law, since such a result would not occur under current tax law.
      In the event of such discharge or defeasance of the notes of either series, the holders thereof would be entitled to look only to such trust funds for payment of the principal of, premium, if any, and interest on the notes of that series. Notwithstanding the preceding, no discharge or defeasance described above shall affect the following obligations to or rights of the holders of such notes:

(1)	rights of registration of transfer and exchange of notes;

(2)	rights of substitution of mutilated, defaced, destroyed, lost or stolen notes;

(3)	rights of holders of notes to receive payments of principal thereof, premium, if any, and interest thereon when due from the trust funds held by the trustee;

(4)	the rights, obligations, duties and immunities of the trustee;

(5)	the rights of holders of notes as beneficiaries with respect to property deposited with the trustee payable to all or any of them; and

(6)	our obligation to maintain an office or agency for notice, payments and transfers in respect of notes.
Modification of the Indenture
      The indenture provides that SCI and the trustee may enter into supplemental indentures without the consent of any holders of senior debt securities outstanding thereunder to:

•	evidence the assumption by a successor corporation of our obligations under the indenture;

•	add covenants or make the occurrence and continuance of a default in such additional covenants a new Event of Default for the protection of the holders of such debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture or amend the indenture in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of the holders of senior debt securities issued thereunder;

•	establish the form or terms of any series of senior debt securities to be issued pursuant to the indenture;

•	evidence the acceptance of appointment by a successor trustee; or

•	secure such senior debt securities with any property or assets.

      The indenture also contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the notes of each series then outstanding, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of notes of that series; provided that neither we nor the trustee may, without the consent of the holder of each outstanding note of that series:

•	extend the stated maturity of the principal of such notes, reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, reduce or alter the method of computation of any amount payable on redemption thereof, change the coin or currency in which principal, premium, if any, and interest are payable, or impair or affect the right of any holder to institute suit for the enforcement of any payment thereof; or

•	reduce the percentage in aggregate principal amount of notes of that series, the consent of the holders of which is required for any such modification.
Events of Default
      An Event of Default with respect to the notes of each series is defined as being any one or more of the following events:

(1)	failure to pay any installment of interest on the notes of that series for 30 days;

(2)	failure to pay the principal of or premium, if any, on any of the notes of that series when due;

(3)	failure to perform any other of the covenants or agreements in the notes of that series or in the indenture that continues for a period of 60 days after being given written notice;

(4)	if a court having jurisdiction enters a bankruptcy order or a judgment, order or decree adjudging SCI a bankrupt or insolvent, or an order for relief for reorganization, arrangement, adjustment or composition of or in respect of SCI and the judgment, order or decree remains unstayed and in effect for a period of 60 consecutive days;

(5)	if we institute a voluntary case in bankruptcy, or consent to the institution of bankruptcy or insolvency proceedings against us, or file a petition seeking, or seek or consent to, reorganization, arrangement, composition or relief, or consent to the filing of such petition or to the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator or similar official of SCI or of substantially all of our property, or we shall make a general assignment for the benefit of creditors; or

(6)	default under any bond, debenture, note or other evidence of indebtedness for money borrowed by us or any subsidiary or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any subsidiary (other than non-recourse indebtedness), whether such indebtedness exists on the date of the indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, or any default in payment of such indebtedness (after the expiration of any applicable grace periods and the presentation of any debt instruments, if required), if the aggregate amount of all such indebtedness which has been so accelerated and with respect to which there has been such a default in payment shall exceed $10,000,000, without each such default and acceleration having been rescinded or annulled within a period of 30 days after there shall have been given to us by the trustee by registered mail, or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of the notes of that series then outstanding, a written notice specifying each such default and requiring us to cause each such default and acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” under the indenture.
      If an Event of Default with respect to the notes of either series then outstanding occurs and is continuing, then and in each and every such case, unless the principal of all of the notes of that series then outstanding shall have already become due and payable, either the trustee or the holders of not less than 25 percent in aggregate principal amount of the notes of that series then outstanding, by notice in writing to us (and to the trustee if given by holders of notes of that series), may declare the unpaid principal amount of all notes of that series then outstanding and the optional redemption premium, if any, and interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable. This provision, however, is subject to the condition that, if at any time after the unpaid principal amount of such notes shall have been so declared due and payable and before any judgment or decree for the payment of the moneys due shall have been obtained or entered, we shall pay or shall deposit with the trustee a sum sufficient to pay all matured installments of interest upon all such notes and the principal of any and all notes of that series which shall have become due otherwise than by acceleration (with interest on overdue installments of interest to the extent that payment of such interest is enforceable under applicable law and on such principal at the rate borne by such notes to the date of such payment or deposit) and the reasonable compensation, disbursements, expenses and advances of the trustee, and any and all defaults under the indenture, other than the nonpayment of such portion of the principal amount of and accrued interest on such notes which shall have become due by acceleration, shall have been cured or shall have been waived in accordance with the indenture or provision deemed by the trustee to be adequate shall have been made therefor, then and in every such case the holders of a majority in aggregate principal amount of the notes of that series then outstanding, by written notice to us and to the trustee, may rescind and annul such declaration and its consequences; but no such rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. If any Event of Default with respect to us specified in clause (4) or (5) above occurs, the unpaid principal amount and accrued interest on all notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the trustee or any holder of such notes.
      If the trustee shall have proceeded to enforce any right under the indenture and such proceedings shall have been discontinued or abandoned because of such rescission or annulment or for any other reason or shall have been determined adversely to the trustee, then and in every such case we, the trustee and the holders of such series of notes shall be restored respectively to their several positions and rights under the indenture, and all rights, remedies and powers of SCI, the trustee and the holders of such notes shall continue as though no such proceeding had been taken. Except with respect to an Event of Default pursuant to clause (1) or (2) above, the trustee shall not be charged with knowledge of any Event of Default unless written notice thereof shall have been given to the trustee by us, a paying agent or any holder of the notes.
      The indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of a series of the notes, unless such holders shall have offered to the trustee reasonable security or indemnity.
      No holder of notes of either series then outstanding shall have any right by virtue of or by availing of any provision of the indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to the indenture or the notes of that series or for the appointment of a receiver or trustee or similar official, or for any other remedy under the indenture or under such notes, unless such holder previously shall have given to the trustee written notice of default and of the continuance thereof, and unless the holders of not less than 25 percent in aggregate principal amount of notes of that series then outstanding shall have made written request to the trustee to institute such action, suit or proceeding in its own name as trustee and shall have offered to the trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. Notwithstanding any other provisions in the indenture, however, the right of any holder of the notes to receive payment of the principal of, premium, if any, and interest on such notes, on or after the respective due dates expressed in such notes, or to institute suit for the enforcement of any such payment on or after such respective dates shall not be impaired or affected without the consent of such holder.
      The holders of at least a majority in aggregate principal amount of notes of either series then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the notes of that series; provided that (subject to certain exceptions) the trustee shall have the right to decline to follow any such direction if the trustee shall determine upon advice of counsel that the action or proceeding so directed may not lawfully be taken or if the trustee in good faith shall determine that the action or proceeding so directed would involve the trustee in personal liability. The holders of 66 2/3% in aggregate principal amount of the notes of either series then outstanding may on behalf of the holders of all of such notes waive any past default or Event of Default with respect to that series and its consequences except a default in the payment of premium, if any, or interest on, or the principal of, such notes. Upon any such waiver we, the trustee and the holders of all notes of that series shall be restored to our and their former positions and rights under the indenture, respectively; but no such waiver shall extend to any subsequent or other default or Event of Default with respect to that series or impair any right consequent thereon. Whenever any default or Event of Default shall have been waived as permitted, said default or Event of Default with respect to either series of notes shall for all purposes of the notes of that series and the indenture be deemed to have been cured and to be not continuing.
      The trustee shall, within 90 days after the occurrence of a default with respect to the notes of either series then outstanding, mail to all holders of such notes, as the names and the addresses of such holders appear upon the notes register, notice of all defaults known to the trustee with respect to such notes, unless such defaults shall have been cured before the giving of such notice (the term “defaults” for the purpose of these provisions being hereby defined to be the events specified in clauses (1), (2), (3), (4), (5) and (6) above, not including periods of grace, if any, provided for therein and irrespective of the giving of the written notice specified in said clause (3) or (6) but in the case of any default of the character specified in said clause (3) or (6) no such notice to holders of notes shall be given until at least 60 days after the giving of written notice thereof to us pursuant to said clause (3) or (6), as the case may be); provided, that, except in the case of default in the payment of the principal of, premium, if any, or interest on any of the notes of that series, the trustee shall be protected in withholding such notice if and so long as the trustee in good faith determines that the withholding of such notice is in the best interests of the holders of such notes.
      We are required to furnish to the trustee annually a statement as to the fulfillment by us of all of our obligations under the indenture.
Governing Law
      The indenture and the notes are governed by the laws of the State of Texas.
Definitions
      For all purposes of the indenture and this prospectus, the following terms shall have the respective meanings set forth below (except as otherwise expressly provided or unless the context otherwise clearly requires). All accounting terms used in the indenture and herein and not expressly defined shall have the meanings assigned to such terms in accordance with generally accepted accounting principles, and the term “generally accepted accounting principles” means such accounting principles as are generally accepted in the United States at the date of the initial issuance of the notes.
      “Adjusted Consolidated Net Tangible Assets” means, at the time of determination, the aggregate amount of total assets included in SCI’s most recent quarterly or annual consolidated balance sheet prepared in accordance with generally accepted accounting principles, net of applicable reserves reflected in such balance sheet, after deducting the following amounts reflected in such balance sheet:

•	goodwill;

•	deferred charges and other assets;

•	preneed funeral receivables and trust investments;

•	preneed cemetery receivables and trust investments;

•	cemetery perpetual care trust investments;

•	current assets of discontinued operations;

•	non-current assets of discontinued operations;

•	other like intangibles; and

•	current liabilities (excluding, however, current maturities of long-term debt).
      “Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
      “Attributable Indebtedness,” when used with respect to any sale and leaseback transaction, means, at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
      “Capital Stock” means:

•	in the case of a corporation, corporate stock;

•	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

•	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.
      “Credit Facilities” means one or more debt facilities with banks or other institutional lenders providing for revolving credit or term loans or letters of credit.

      “Funded Debt” means indebtedness for money borrowed which by its terms matures at or is extendible or renewable at the option of the obligor to a date more than 12 months after the date of the creation of such indebtedness.
      The term “holder” means, in the case of any note, the person in whose name such note is registered in the security register kept by the Company for that purpose in accordance with the terms of the indenture.
      The term “person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.
      “Quotation Agent” means the Reference Treasury Dealer appointed by SCI.
      “Perpetual Care Trust” means a trust established to provide perpetual care or maintenance for any cemetery, mausoleum or columbarium.
      “Pre-Need Trust” means a trust established to hold funds related to the purchase of funeral or cemetery goods or services on a pre-need basis.
      “Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (and its successors), Banc of America Securities LLC (and its successors) and any other nationally recognized investment banking firm that is a primary U.S. government securities dealer specified from time to time by SCI.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by SCI, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York time, on the third business day preceding the redemption date.
      The term “subsidiary” means, with respect to any person:

(1)	any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, buy such person or one or more of the other subsidiaries of that person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person or (b) the only general partners of which are such person or of one or more subsidiaries of such person (or any combination thereof);
provided, however, that no Pre-Need Trust or Perpetual Care Trust shall be deemed to be a subsidiary for purposes of the indenture.
Paying Agent and Registrar for the Notes
      The trustee will initially act as paying agent and registrar with respect to each series of notes. We may change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.
Transfer and Exchange
      Subject to the transfer restrictions described in “Book-Entry, Delivery and Form” and “Notice to Investors,” a holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes or other governmental charges that may be imposed in connection with any registration of transfer of the notes.
      The registered holder of a note will be treated as its owner for all purposes.
Notices
      Notices to holders of the notes will be given by mail to the addresses of such holders as they appear in the security register.
No Personal Liability of Officers, Directors or Stockholders
      No director, officer or stockholder, as such, of SCI will have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such.
Concerning the Trustee
      The Bank of New York Trust Company, N.A., as successor to The Bank of New York, is the trustee under the indenture.
      The indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the indenture after a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following is a summary of certain United States federal income tax consequences relating to exchanging Old Notes for New Notes. This discussion is not a complete discussion of all the potential tax consequences that may be relevant to you. Your tax treatment may vary depending on your particular situation. This summary does not address all of the tax consequences that may be relevant to holders that are subject to special tax treatment. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), its legislative history, existing and proposed regulations thereunder, published rulings, and court decisions, all as in effect on the date of this document, and all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the Internal Revenue Service or an opinion of counsel with respect to the statements made herein concerning the exchange of the notes, and we cannot assure you that the Internal Revenue Service will agree with such statements.
      We encourage you to consult your own tax advisors regarding the particular United States federal tax consequences that may be relevant to you, as well as any tax consequences that may arise under the laws of any relevant foreign, state, local, or other taxing jurisdiction or under any applicable tax treaty.
      Your exchange of Old Notes for New Notes under the exchange offer will not constitute a taxable exchange of the Old Notes. As a result:

•	you will not recognize taxable gain or loss when you receive New Notes in exchange for Old Notes;

•	your holding period in the New Notes will include your holding period in the Old Notes; and

•	your basis in the New Notes will equal your adjusted basis in the Old Notes at the time of the exchange.
      TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF NOTES ARE ENCOURAGED TO SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
ERISA CONSIDERATIONS
      If you intend to use plan assets to exchange for any of the New Notes offered by this prospectus, you should consult with counsel on the potential consequences of your investment under the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the prohibited transaction provisions of ERISA and the Code.
      The following summary is based on the provisions of ERISA and the Code and related guidance in effect as of the date of this prospectus. This summary does not attempt to be a complete summary of these considerations. Future legislation, court decisions, administrative regulations or other guidance could change the requirements summarized in this section. Any of these changes could be made retroactively and could apply to transactions entered into before the change is enacted.
Fiduciary Responsibilities
      ERISA imposes requirements on (1) employee benefit plans subject to ERISA, (2) entities whose underlying assets include employee benefit plan assets, for example, collective investment funds and insurance company general accounts, and (3) fiduciaries of employee benefit plans. Under ERISA, fiduciaries generally include persons who exercise discretionary authority or control over plan assets. Before investing any employee benefit plan assets in any note offered in connection with this prospectus, you should determine whether the investment:

(1) is permitted under the plan document and other instruments governing the plan; and

(2) is appropriate for the plan in view of its overall investment policy and the composition and diversification of its portfolio, taking into account the limited liquidity of the notes.
      You should consider all factors and circumstances of a particular investment in the notes, including, for example, the risk factors discussed in “Risk Factors” and the fact that in the future there may not be a market in which you will be able to sell or otherwise dispose of your interest in the notes.
      We are not making any representation that the sale of any notes to a plan meets the fiduciary requirements for investment by plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan. We are not providing any investment advice to any plan, through this prospectus or otherwise.
Prohibited Transactions
      ERISA and the Code prohibit a wide range of transactions involving (1) employee benefit plans and arrangements subject to ERISA and/or the Code, and (2) persons who have specified relationships to the plans. These persons are called “parties in interest” under ERISA and “disqualified persons” under the Code. The transactions prohibited by ERISA and the Code are called “prohibited transactions.” If you are a party in interest or disqualified person who engages in a prohibited transaction, you may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. As a result, if you are considering using plan assets to invest in any of the notes offered for sale in connection with this prospectus, you should consider whether the investment might be a prohibited transaction under ERISA and/or the Code.
      Prohibited transactions may arise, for example, if the notes are acquired by a plan with respect to which we, the initial purchasers or any of our respective affiliates, are parties in interest or disqualified persons. Exemptions from the prohibited transaction provisions of ERISA and the Code may apply depending in part on the type of plan fiduciary making the decision to acquire a note and the circumstances under which such decision is made. Some of these exemptions include:

(1) Prohibited transaction class exemption or “PTCE” exemption 75-1 (relating to specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks).

(2) PTCE 84-14 (relating to specified transactions directed by independent qualified professional asset managers);

(3) PTCE 90-1 (relating to specified transactions involving insurance company pooled separate accounts);

(4) PTCE 91-38 (relating to specified transactions by bank collective investment funds);

(5) PTCE 95-60 (relating to specified transactions involving insurance company general accounts); and

(6) PTCE 96-23 (relating to specified transactions directed by in-house asset managers).
      These exemptions do not, however, provide relief from the self-dealing and conflicts of interests prohibitions under ERISA and the Code. In addition, there is no assurance that any of these class exemptions or other exemptions will be available with respect to any particular transaction involving the notes.
Treatment of Insurance Company Assets as Plan Assets
      Any insurance company proposing to invest assets of its general account in the notes should consider the potential implications of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance

Co. v. Harris Trust and Savings Bank, 510 U.S. 86, 114 S. Ct. 517 (1993), which, in some circumstances, treats such general account as including the assets of a plan that owns a policy or other contract with such insurance company, as well as the potential effect of Section 401(c) of ERISA, PTCE 95-60, and Department of Labor Regulations Section 2550.401c-1.
Foreign Indicia of Ownership
      ERISA also prohibits plan fiduciaries from maintaining the indicia of ownership of any plan assets outside the jurisdiction of the United States district courts except in specified cases. Before investing in any note offered for sale in connection with this prospectus, you should consider whether the acquisition, holding or disposition of a note would satisfy such indicia of ownership rules.
Representations and Warranties
      If you acquire or accept a note offered in connection with this prospectus, you and any subsequent transferee will be deemed to have represented and warranted that either:

(1) you have not, directly or indirectly, used plan assets to acquire such note;

(2) your acquisition and holding of a note (A) is exempt from the prohibited transaction restrictions of ERISA and the Code under one or more prohibited transaction class exemptions or does not constitute a prohibited transaction under ERISA and the Code, and (B) meets the fiduciary requirements of ERISA; or

(3) if you use plan assets to acquire such note and you are not otherwise subject to ERISA, such acquisition is in compliance with the applicable laws governing such plan.
BOOK-ENTRY, DELIVERY AND FORM
Global Notes
      Notes of each series issued in accordance with Rule 144A initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Rule 144A global note”). Any notes of either series issued in accordance with Regulation S initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Regulation S global note”). Any notes of either series resold to Institutional Accredited Investors following the completion of this offering initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “IAI global note” and, together with the Rule 144A global note and the Regulation S global note respecting the same series of notes, the “global notes”). The global notes of each series will be deposited upon issuance with the trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Each global note (including beneficial interests in the global note) will be subject to certain restrictions on transfer and will bear restrictive legends. Beneficial interests in the Regulation S global note may be transferred to a person that takes delivery in the form of an interest in the Rule 144A global note or the IAI global note of the same series, and beneficial interests in the Rule 144A global note or the IAI global note may be transferred to a person that takes delivery in the form of an interest in the Regulation S global note of the same series, only in the limited circumstances described below. See “— Transfers of Interests in One Global Note for Interests in Another Global Note.”
      Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) or Clearstream Banking, Societe Anonyme (“Clearstream”) (as indirect participants in DTC)), which may change from time to time. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See “ø Transfers of Interests in Global Notes for Certificated Notes.”
Transfers of Interests in One Global Note for Interests in Another Global Note
      Prior to the expiration of the 40th day after the later of the commencement of this offering and the original issue date of the notes (such period through and including such 40th day, the “Restricted Period”), a beneficial interest in the Regulation S global note may be transferred to a person who takes delivery in the form of an interest in the Rule 144A global note or the IAI global note of the same series, only upon receipt by the trustee of a written certification on behalf of the transferor (in the form provided in the indenture) to the effect that such transfer is being made in accordance with the restrictions on transfer set forth in the indenture. After the expiration of the Restricted Period, this certification requirement will no longer apply to such transfers.
      A person who holds a beneficial interest in the Rule 144A global note or the IAI global note may transfer its interest to a person who takes delivery in the form of a beneficial interest in the Regulation S global note of the same series, whether before or after the expiration of the Restricted Period, only upon receipt by the trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S.
      A person who holds a beneficial interest in the Rule 144A global note may transfer its beneficial interest to a person who takes delivery in the form of a beneficial interest in the IAI global note of the same series, or vice versa, only upon receipt by the trustee of a written certification from the transferor to the effect that such transfer is being made in accordance with the restrictions on transfer set forth in the indenture.
      Any beneficial interest in one of the global notes that is exchanged for an interest in another global note of the same series will cease to be an interest in such global note and will become an interest in the other global note. Accordingly, such interest will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other global note for as long as it remains such an interest.
      Any exchange of a beneficial interest in one global note for a beneficial interest in another global note of the same series or vice versa will be effected in DTC by means of an instruction originated by the trustee through the DTC Deposit/Withdraw at Custodian (“DWAC”) system. Accordingly, in connection with any such exchange, appropriate adjustments will be made in the records of the note registrar to reflect a decrease in the principal amount of the one global note and a corresponding increase in the principal amount of the other global note.
Transfers of Interests in Global Notes for Certificated Notes
      A beneficial interest in a global note may not be exchanged for a note of the same series in certificated form unless:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depositary within 90 days, or

(2) an Event of Default has occurred with respect to such notes and DTC notifies the trustee of its decision to exchange the global note for notes in certificated form.
      In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures). Neither we nor the trustee will be liable for any error or delay by or on behalf of the depositary in identifying the beneficial owners of the notes. Any certificated note issued in exchange for an interest in a global note will bear the legend restricting transfers unless the legend is not required by applicable law.
Certain Book-Entry Procedures for Global Notes
      The descriptions of the operations and procedures of DTC, Euroclear and Clearstream that follow are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We take no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters. DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York,

•	a “banking organization” within the meaning of the New York Banking Law,

•	a member of the Federal Reserve System, and

•	a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants (“participants”) and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Direct participants include securities brokers and dealers (including the initial purchasers), banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).
      DTC has advised us that its current practice, upon deposit of a global note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interest in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).
      As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. Except in the limited circumstances described above under “— Transfers of Interests in Global Notes for Certificated Notes,” owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, and will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the global note (or any notes represented thereby) under the indenture or the notes.
      Investors may hold their interests in the global notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream will hold interests in the global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. The depositories, in turn, will hold such interests in the global notes in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream will also be subject to the procedures and requirements of such system. Transfers of beneficial interests in a global note will also be subject to the procedures described above under “— Transfers of Interests in One Global Note for Interests in Another Global Note,” if applicable.

      The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
      Payments of the principal of, premium, if any, and interest on global notes will be made to DTC or its nominee as the registered owner thereof. Neither SCI, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
      We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of a global note representing any notes held by it or its nominee, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such participants. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.
      Except for trades involving only Euroclear and Clearstream participants, beneficial interests in the global notes will trade in DTC’s Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between indirect participants (other than those who hold a beneficial interest in the notes through Euroclear or Clearstream) who hold their interest through a participant will be effected in accordance with the procedures of such participant but generally will settle in same-day funds. Transfers between participants who hold beneficial interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      Subject to compliance with the transfer restrictions applicable to the notes described elsewhere herein, cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected by its depository through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving beneficial interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing a beneficial interest in a global note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of beneficial interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following the DTC settlement date.
      DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose accounts with DTC beneficial interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes of either series, DTC reserves the right to exchange the global notes for legended notes of that series in certificated form, and to distribute such notes to its participants. See “— Transfers of Interests in Global Notes for Certificated Notes.”
      Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfer of beneficial interests in the global notes among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither SCI, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of, beneficial interests in global notes.
EXCHANGE OFFER AND REGISTRATION RIGHTS
      We entered into registration rights agreements with the initial purchasers on the original issue date of the notes. In the registration rights agreements, we agreed for the benefit of the holders of each series of the notes that we will use our best efforts to file with the SEC and cause to become effective this exchange offer registration statement relating to offers to exchange each series of Old Notes for an issue of SEC-registered New Notes with terms identical to such series of Old Notes (except that the New Notes will not be subject to restrictions on transfer or to any increase in annual interest rate as described below).
      When the SEC declares this exchange offer registration statement effective, we will offer a series of New Notes in return for each series of Old Notes. Each exchange offer will remain open for at least 20 business days after the date we mail notice of such exchange offer to noteholders. For each Old Note surrendered to us under an exchange offer, the holder who surrendered such Old Note will receive a New Note of equal principal amount. Interest on each New Note will accrue from the last interest payment date on which interest was paid on the applicable series of notes or, if no interest has been paid on the applicable series of notes, from the original issue date of the notes.
      If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offers, we will use our best efforts to cause to become effective a shelf registration statement relating to resales of Old Notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all Old Notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of a prospectus, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of each series of Old Notes. A noteholder that sells Old Notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such noteholder (including certain indemnification obligations).
      If (a) this exchange offer registration statement is not filed with the Commission on or prior to the 90th day following the date of original issuance of the notes, (b) this exchange offer registration statement is not declared effective on or prior to the 180th day following the date of original issuance of the notes or

(c) the exchange offer with respect to a series of notes is not completed (or, if required, the shelf registration statement is not declared effective) on or prior to the 210th day following the date of original issuance of the notes (each such event referred to in classes (a) through (c) above a “Registration Default”), the annual interest rate borne by such series of notes will be increased by 0.25% per annum upon the occurrance of each Registration Default, which rate will increase by 0.25% each 90-day period that such additional interest continues to accrue, up to a maximum additional rate of 1.00% per annum. Following the cure of all Registration Defaults, additional interest will cease to accrue and the interest rate shall revert to the original interest rate unless a new Registration Default shall occur.
      If we effect the exchange offers, we will be entitled to close the exchange offers 20 business days after their commencement, provided that we have accepted all Old Notes of the applicable series validly surrendered in accordance with the terms of the applicable exchange offer. Old Notes not tendered in an exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the applicable supplemental indenture, including transfer restrictions.
      This summary of the provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are available from us upon request.
PLAN OF DISTRIBUTION
      Based on interpretations by the staff of the Commission set forth in no action letters issued to third parties, we believe that you may transfer New Notes issued under the exchange offer in exchange for Old Notes unless you are:

•	our “affiliate” within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired Old Notes directly from us; or

•	a broker-dealer that acquired Old Notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act;
provided that you acquire the New Notes in the ordinary course of your business and you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the New Notes. Broker-dealers receiving New Notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the New Notes.
      To date, the staff of the Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement.
      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. In addition, until        ●       , 2007, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New

Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the notes (including any broker-dealers) against specified liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity and enforceability of the notes offered hereby will be passed upon for Service Corporation International by Locke Liddell & Sapp LLP, Houston, Texas.
EXPERTS
      The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph on management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting due to the exclusion of Alderwoods Group, Inc. from the assessment of internal control over financial reporting because it was acquired by the Company in a purchase business combination during the fourth quarter of 2006) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated balance sheets of Alderwoods as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the fifty-two weeks ended December 31, 2005, the fifty-two weeks ended January 1, 2005, and the fifty-three weeks ended January 3, 2004, incorporated in this prospectus by reference to Exhibit 99.B to Current Report on Form 8-K/A dated February 12, 2007 have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing in such Form 8-K/A.

The exchange agent for the exchange offer is:
Global Bondholder Services Corporation
By facsimile:
(For Eligible Institutions only):
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail: 65 Broadway — Suite 723 New York, NY 10006	By Overnight Courier: 65 Broadway — Suite 723 New York, NY 10006	By Hand: 65 Broadway — Suite 723 New York, NY 10006
      Any questions or requests for assistance or for additional copies of the prospectus or the letter of transmittal may be directed to the information agent at the telephone numbers set forth below.
The information agent for the exchange offer is:
Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, NY 10006
Attn: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll free (866) 873-7700

      We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell the notes or our solicitation of your offer to buy the notes in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.
      Until        ●       , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unused allotments or subscriptions.
Service Corporation International
Offer to Exchange
Registered 6.75% Senior Notes due 2015
Registered 7.50% Senior Notes due 2027
for
All Outstanding 6.75% Senior Notes due 2015 issued on April 9, 2007
All Outstanding 7.50% Senior Notes due 2027 issued on April 9, 2007
($400,000,000 aggregate principal amount outstanding)

PROSPECTUS

       ●       , 2007

PART II
Item 20.     Indemnification of Directors and Officers.
      Service Corporation International is a Texas corporation.
      Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.
      Under the Company’s Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), no director of the registrant will be liable to the registrant or any of its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its shareholders, (ii) for acts or omission not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for any transaction for which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or dividend payment. The Articles of Incorporation further provide that, if the statutes of Texas are amended to further limit the liability of a director, then the liability of the Company’s directors will be limited to the fullest extent permitted by any such provision.
      The Company’s Bylaws provide for indemnification of officers and directors of the registrant and persons serving at the request of the registrant in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with the registrant or such other business organizations. The Company also has policies insuring its officers and directors and certain officers and directors of its wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Act”). In addition, the Company has an Indemnification Agreement with each of its directors and officers providing for the indemnification of each such person to the fullest extent permitted by Texas law.

Item 21.     Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Exhibit
Number			Description

4.1		—	Indenture dated as of February 1, 1993 (the “Indenture”), by and between the Company and The Bank of New York, as trustee. (Incorporated by reference to Exhibit 4.1 to Form S-4 filed September 2, 2004 (File No. 333-118763)).

4.2		—	Sixth Supplemental Indenture dated as of April 9, 2007. (Incorporated by reference to Exhibit 4.1 to Form 8-K dated April 10, 2007).

4.3		—	Form of 6.75% Note due 2015. (Included in Exhibit 4.11).

4.4		—	Registration Rights Agreement dated as of April 9, 2007 among the Company and the Initial Purchasers thereto. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated April 10, 2007).

4.5		—	Seventh Supplemental Indenture dated as of April 9, 2007. (Incorporated by reference to Exhibit 4.3 to Form 8-K dated April 10, 2007).

4.6		—	Form of 7.50% Note due 2027. (Included in Exhibit 4.14).

4.7		—	Registration Rights Agreement dated as of April 9, 2007 among the Company and the Initial Purchasers thereto. (Incorporated by reference to Exhibit 10.2 to Form 8-K dated April 10, 2007).

5	.1*	—	Opinion of Locke Liddell & Sapp LLP as to the legality of the securities offered hereby.

12.1		—	Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12.1 to Form 10-K for the fiscal year ended December 31, 2006).

23	.1*	—	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) with respect to SCI.

23	.2*	—	Consent of Locke Liddell & Sapp LLP. (Included in Exhibit 5.1).

23	.3*	—	Consent of Independent Registered Public Accounting Firm (KPMG LLP) with respect to Alderwoods.

24	.1*	—	Powers of Attorney (see Signature page).

25	.1*	—	Statement of Eligibility of The Bank of New York Trust Company, N.A.

99	.1*	—	Form of Letter to Holders of Old Notes.
99	.2*	—	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99	.3*	—	Form of Notice of Guaranteed Delivery.
99	.4*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99	.5*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99	.6*	—	Form of Exchange Agent Agreement.

      * Filed herewith.
      All supporting schedules have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.
Item 22.     Undertakings.
      (A) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (B) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      (C) The undersigned Registrant hereby undertakes:

(1) To respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES AND POWER OF ATTORNEY
      Pursuant to the requirements of the Securities Act of 1933, the Registrant, Service Corporation International, has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on June 20, 2007.

Service Corporation International

By:	/s/ James M. Shelger

James M. Shelger,
Senior Vice President, General
Counsel and Secretary
      We, the undersigned officers and directors of Service Corporation International, hereby severally constitute and appoint James M. Shelger our true and lawful attorney with full power to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and any related registration statements filed pursuant to Rule 462(b), and to file the same, with exhibits thereto and other documents in connection therewith, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Service Corporation International to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the date indicated.

Signature	Title	Date

/s/ R. L. Waltrip (R. L. Waltrip)	Chairman of the Board	June 20, 2007

/s/ Thomas L. Ryan (Thomas L. Ryan)	President, Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2007

/s/ Eric D. Tanzberger (Eric D. Tanzberger)	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 20, 2007

/s/ Jeffrey I. Beason (Jeffrey I. Beason)	Vice President and Corporate Controller (Chief Accounting Officer)	June 20, 2007

/s/ Alan R. Buckwalter, III (Alan R. Buckwalter, III)	Director	June 20, 2007

/s/ Anthony L. Coelho (Anthony L. Coelho)	Director	June 20, 2007

Signature	Title	Date

/s/ A. J. Foyt, Jr. (A. J. Foyt, Jr.)	Director	June 20, 2007

/s/ S. Malcolm Gillis (S. Malcolm Gillis)	Director	June 20, 2007

/s/ Victor L. Lund (Victor L. Lund)	Director	June 20, 2007

/s/ John W. Mecom, Jr. (John W. Mecom, Jr.)	Director	June 20, 2007

/s/ Clifton H. Morris, Jr. (Clifton H. Morris, Jr.)	Director	June 20, 2007

/s/ W. Blair Waltrip (W. Blair Waltrip)	Director	June 20, 2007

/s/ Edward E. Williams (Edward E. Williams)	Director	June 20, 2007

EXHIBIT INDEX

Exhibit
Number			Description

4.1		—	Indenture dated as of February 1, 1993 (the “Indenture”), by and between the Company and The Bank of New York, as trustee. (Incorporated by reference as Exhibit 4.1 to Form S-4 filed September 2, 2004 (File No. 333-118763)).

4.2		—	Sixth Supplemental Indenture dated as of April 9, 2007. (Incorporated by reference to Exhibit 4.1 to Form 8-K dated April 10, 2007).

4.3		—	Form of 6.75% Note due 2015. (Included in Exhibit 4.11).

4.4		—	Registration Rights Agreement dated as of April 9, 2007 among the Company and the Initial Purchasers thereto. (Incorporated by reference to Exhibit 10.1 to Form 8-K dated April 10, 2007).

4.5		—	Seventh Supplemental Indenture dated as of April 9, 2007. (Incorporated by reference to Exhibit 4.3 to Form 8-K dated April 10, 2007).

4.6		—	Form of 7.50% Note due 2027. (Included in Exhibit 4.14).

4.7		—	Registration Rights Agreement dated as of April 9, 2007 among the Company and the Initial Purchasers thereto. (Incorporated by reference to Exhibit 10.2 to Form 8-K dated April 10, 2007).

5	.1*	—	Opinion of Locke Liddell & Sapp LLP as to the legality of the securities offered hereby.

12.1		—	Ratio of Earnings to Fixed Charges. (Incorporated by reference to Exhibit 12.1 to Form 10-K for the fiscal year ended December 31, 2006).

23	.1*	—	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP) with respect to SCI.

23	.2*	—	Consent of Locke Liddell & Sapp LLP. (Included in Exhibit 5.1).

23	.3*	—	Consent of Independent Registered Public Accounting Firm (KPMG LLP) with respect to Alderwoods.
24	.1*	—	Powers of Attorney (see Signature page).

25	.1*	—	Statement of Eligibility of The Bank of New York Trust Company, N.A.

99	.1*	—	Form of Letter to Holders of Old Notes.
99	.2*	—	Form of Letter of Transmittal (with accompanying Substitute Form W-9 and related Guidelines).
99	.3*	—	Form of Notice of Guaranteed Delivery.
99	.4*	—	Form of Letter to Registered Holders and The Depository Trust Company Participants.
99	.5*	—	Form of Letter to Clients (with form of Instructions to Registered Holder and/or The Depository Trust Company Participant).
99	.6*	—	Form of Exchange Agent Agreement.

  * Filed herewith.